EXHIBIT 1


                         ASSET PURCHASE AGREEMENT



                               BY AND AMONG


                             AMPAD CORPORATION
                            (the "Purchaser"),

                         SCM OFFICE SUPPLIES, INC.
                              (the "Seller")

                                    AND

                         SMITH CORONA CORPORATION
                            (the "Stockholder")




                         Dated as of June 8, 1994

                             TABLE OF CONTENTS

                                                                       Page

ARTICLE 1  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  Other Definitional Provisions. . . . . . . . . . . . . . . . .  5
     1.3  Cross Reference of Other Definitions . . . . . . . . . . . . .  6

ARTICLE 2 PURCHASE AND SALE; ASSUMPTION OF CERTAIN
     LIABILITIES; CLOSING. . . . . . . . . . . . . . . . . . . . . . . .  8
     2.1  Asset Purchase . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.2  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.3  Purchase Price Adjustment. . . . . . . . . . . . . . . . . . . 11
     2.4  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE 3 CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . 13
     3.1  Confidentiality Obligations of the Seller. . . . . . . . . . . 13
     3.2  Confidentiality Obligations of the Purchaser . . . . . . . . . 14

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. . . . . . . . 14
     4.1  Organization of the Purchaser. . . . . . . . . . . . . . . . . 14
     4.2  Authorization; Binding Effect; No Breach . . . . . . . . . . . 14
     4.3  Brokerage. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.4  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.5  Accuracy on Closing Date . . . . . . . . . . . . . . . . . . . 15

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE
          STOCKHOLDER. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.1  Organization and Corporate Power . . . . . . . . . . . . . . . 15
     5.2  Capital Stock and Related Matters. . . . . . . . . . . . . . . 15
     5.3  Authorization; Binding Effect; No Breach . . . . . . . . . . . 16
     5.4  Subsidiaries; Investments. . . . . . . . . . . . . . . . . . . 16
     5.5  Financial Statements and Related Matters . . . . . . . . . . . 17
     5.6  Acquired Assets. . . . . . . . . . . . . . . . . . . . . . . . 17
     5.7  Absence of Certain Developments. . . . . . . . . . . . . . . . 18
     5.8  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.9  Contracts and Commitments. . . . . . . . . . . . . . . . . . . 20
     5.10 Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . 22
     5.11 Certain Litigation . . . . . . . . . . . . . . . . . . . . . . 23
     5.12 Brokerage. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     5.13 Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     5.14 ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     5.15 Real Estate. . . . . . . . . . . . . . . . . . . . . . . . . . 24
     5.16 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 26
     5.17 Product Warranty . . . . . . . . . . . . . . . . . . . . . . . 28
     5.18 Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.19 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.20 Accuracy on Closing Date . . . . . . . . . . . . . . . . . . . 28

ARTICLE 6 ACCESS TO AND PRESERVATION OF RECORDS. . . . . . . . . . . . . 28

ARTICLE 7 SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . 29
     7.1  Survival of Representations and Warranties . . . . . . . . . . 29
     7.2  Indemnification Obligations of the Seller and
          Stockholder. . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.3  Indemnification Obligations of the Purchaser . . . . . . . . . 31
     7.4  Indemnification Procedures . . . . . . . . . . . . . . . . . . 32
     7.5  Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     7.6  Arbitration Procedure. . . . . . . . . . . . . . . . . . . . . 33

ARTICLE 8 CONDITIONS TO THE CLOSING. . . . . . . . . . . . . . . . . . . 36
     8.1  Conditions of the Purchaser's Obligation . . . . . . . . . . . 36
     8.2  Conditions of the Seller's Obligation. . . . . . . . . . . . . 38

ARTICLE 9 OTHER COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . 40
     9.1  Interim Agreements of the Seller and the Stockholder . . . . . 40
     9.2  Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.3  Notice by the Purchaser. . . . . . . . . . . . . . . . . . . . 43
     9.4  Additional Interim Agreements. . . . . . . . . . . . . . . . . 43
     9.5  Benefits Matters . . . . . . . . . . . . . . . . . . . . . . . 43
     9.6  Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . 46
     9.7  Non-Compete. . . . . . . . . . . . . . . . . . . . . . . . . . 46
     9.8  Transaction Expenses . . . . . . . . . . . . . . . . . . . . . 47
     9.9  Further Assurances . . . . . . . . . . . . . . . . . . . . . . 47
     9.10 Announcements. . . . . . . . . . . . . . . . . . . . . . . . . 47
     9.11 Property Taxes and FICA. . . . . . . . . . . . . . . . . . . . 48
     9.12 Public Offering. . . . . . . . . . . . . . . . . . . . . . . . 48
     9.13  Obsolete Inventory. . . . . . . . . . . . . . . . . . . . . . 48

ARTICLE 10 OTHER AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . 48
     10.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 48
     10.2 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     10.3 Consent to Amendments. . . . . . . . . . . . . . . . . . . . . 49
     10.4 Successors and Assigns . . . . . . . . . . . . . . . . . . . . 49
     10.5 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 50
     10.6 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     10.7 Severability of Provisions . . . . . . . . . . . . . . . . . . 51
     10.8 Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . 51
     10.9 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 51
     10.10 No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . 52
     10.11 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     10.12 Merger and Integration. . . . . . . . . . . . . . . . . . . . 52
     10.13 Allocation of Purchase Price. . . . . . . . . . . . . . . . . 52
     10.14 Bulk Sales Law. . . . . . . . . . . . . . . . . . . . . . . . 52

EXHIBITS

Exhibit A - Form of License Agreement
Exhibit B - Form of Guaranty

PURCHASER DISCLOSURE SCHEDULES

Purchaser Brokerage Schedule


SELLER DISCLOSURE SCHEDULES

Affiliated Transactions Schedule
Assets Schedule
Brokerage Schedule
Capitalization Schedule
Compliance Schedule
Consents Schedule
Contracts Schedule
Developments Schedule
Employees Schedule
Employee Benefits Schedule
Environmental Indemnity Schedule
Environmental Matters Schedule
Financial Statements Schedule
Inventory Valuation Schedule
Litigation Schedule
Organization Schedule
Permits Schedule
Proprietary Rights Schedule
Real Estate Schedule
Receivables Schedule
Taxes Schedule
Warranties Schedule

                         ASSET PURCHASE AGREEMENT


          THIS AGREEMENT is made as of June 8, 1994, by and among AMPAD CORPORATION, a Massachusetts corporation (the "Purchaser"), SCM OFFICE SUPPLIES, INC., a Delaware corporation (the "Seller"), and SMITH CORONA CORPORATION, a Delaware corporation and the sole stockholder of the Seller (the "Stockholder"). The Purchaser, the Seller and the Stockholder are collectively referred to herein as the "Parties."

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, substantially all of the Seller's assets (subject to certain of the Seller's liabilities as specifically provided herein).

          NOW, THEREFORE, the Parties agree as follows:


                                 ARTICLE 1

                                DEFINITIONS

          1.1 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

          "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person.

          "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

          "Books and Records" means all lists, records and other information pertaining to accounts, personnel and referral sources of the Seller, all lists and records pertaining to suppliers and customers of the Seller, and all other books, ledgers, files and business records of every kind relating or pertaining to the Business, in each case whether evidenced in writing, electronically (including by computer) or otherwise.

          "Business" means the business of the Seller as currently conducted.

          "Code" means the United States Internal Revenue Code of
1986, as amended.

          "Environmental Affiliates" means, with respect to any particular matter, all other Persons whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, the Seller.

          "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and governmental requirements having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

          "Environmental Lien" means any Lien, whether recorded or unrecorded, in favor of any Government Entity relating to any liability of the Seller or any Environmental Affiliate arising under any Environmental and Safety Requirement.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

          "Government Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

          "Indebtedness" of any Person means, without duplication:
(a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse;
(c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (d) any unsatisfied obligation of such Person for "withdrawal liability" to a "multiemployer plan," as such terms are defined under ERISA.

          "Inventory" means, as of a given date, the Seller's inventory, determined in accordance with accounting principles applied on a basis consistent with the Financial Statements, except that cost will be based on a first-in, first-out ("FIFO") cost basis rather than last-in, first-out ("LIFO") cost basis and on the basis set forth in the Inventory Valuation Schedule attached hereto.

          "Investment" means, with respect to any Person, any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or other ownership or beneficial interest (including partnership interests and joint venture interests) of any other Person, and any capital contribution by such Person to any other Person.

          "Knowledge" means, when used with respect to the Seller, the actual knowledge of the following Persons, after making reasonable inquiry with respect to the particular matter in question: Thomas C. DeFazio, John Noblitt, and Mr. Noblitt's direct management reports.

          "Legal Requirement" means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental and Safety Requirement.

          "Lien" means any mortgage, pledge, security interest, encumbrance, easement, restriction, charge, or other lien, other than Liens for Taxes not yet due and payable.

          "Loss" means, with respect to any Person, any loss, liability, damage or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts reasonably paid or incurred to third parties in connection with any action, demand, proceeding, investigation or claim by any third party (including any Government Entity) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing, together with interest thereon from the date on which such Person provides the written notice of the related claim as described in
Section 7.4 through and including the date on which the total amount of the claim, including such interest, is recovered or recouped pursuant to Article 7.

          "Net Asset Value" means as of a given date, the net book value of the Acquired Assets less the Assumed Liabilities, determined in accordance with the accounting principles used in the preparation of the Financial Statements (except as set forth on the Inventory Valuation Schedule), applied on a basis consistent with the Financial Statements, it being understood that (a) the lease for Seller's Marion, Indiana facility will be accounted for as an operating lease and will have zero book value on Seller's balance sheet and (b) Seller's Inventory will be valued as set forth on the Inventory Valuation Schedule attached hereto.

          "Officer's Certificate" of any Person means a certificate signed by such Person's president or chief financial officer (or an individual having comparable responsibilities with respect to such Person) stating that (a) the individual signing such certificate has made or has caused to be made such investigations as are necessary in order to permit such individual to verify the accuracy of the information set forth in such certificate and (b) to such individual's Knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the fact stated therein not misleading.

          "Person" means an individual, a partnership, a corpora-

tion, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Proprietary Rights" means all of the following owned by, issued to, licensed to or used by the Seller: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, without limitation, all software developed by the Seller for use in the Business), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith;
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

          "Release" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability
Act of 1980 ("CERCLA"), as amended.

          "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

          "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes imposed pursuant to Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

          "Treasury Regulations" means the United States Treasury
Regulations promulgated pursuant to the Code.

          1.2    Other Definitional Provisions.

          (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under generally accepted accounting principles. To the extent that the definition of an accounting term that is defined in this Agreement is inconsistent with the meaning of such term under generally accepted accounting principles, the definition set forth in this Agreement will control. With respect to the calculation of Net Asset Value, all known errors, omissions and adjustments shall be taken into account, regardless of their materiality. In addition, no change in accounting principles shall be made from those utilized in preparing the Financial Statements (without regard to materiality) including, without limitation, with respect to the nature of accounts, level of reserves or level of accruals. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events and factual circumstances) utilized in making accounting estimates.

          (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

          (c)    Successor Laws.  Any reference to any particular
Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

          1.3 Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding
Section of this Agreement:

Term                                             Section
Acquired Assets                                  2.1(a)
Actual NAV                                       2.3(a)
Assumed Liabilities                              2.1(c)
Assumption                                       2.4(b)
Bank Prime Loan                                  7.6(g)
Closing                                          2.4
Closing Date                                     2.4
Closing Review                                   2.3(a)
Confidential Information                         7.1(a)
Consents                                         8.1(e)
Contracts                                        5.9(b)
Controlled Group                                 5.14(c)
Disputes                                         7.6(a)
Disputing Person                                 7.6(b)
Draft Balance Sheet                              2.3(a)
Employee Plans                                   5.14(a)
Estimated Purchase Price                         2.2
Excluded Assets                                  2.1(b)
Final Determination                              7.6(e)
Financial Statements                             5.5(a)
Firm                                             2.3(a)
Indemnification Claim Notice                     7.4(a)
Indemnified Party                                7.4(a)
Indemnifying Party                               7.4(a)
Latest Balance Sheet                             5.5(a)
Leased Real Property                             5.15(b)
Leases                                           5.15(b)
License Agreement                                8.1(g)
Notice of Arbitration                            7.6(b)
Objection Notice                                 2.3(a)
Owned Real Property                              5.15(a)
Parties                                          Preface
PBGC                                             5.14(c)
Permitted Lien                                   5.15(a)
Proceeding                                       7.4(a)
Purchase Price                                   2.2
Purchaser                                        Preface
Purchaser Indemnities                            7.2
Purchaser's Arbitrator                           7.6(c)
Real Estate                                      2.1(a)(v)
Retention Agreements                             9.5(c)
Retention Employees                              9.5(c)
Sale                                             2.4(a)
Seller                                           Preface
Seller Indemnities                               7.3
Seller's Arbitrator                              7.6(c)
Stockholder                                      Preface
Tax Benefit                                      7.2(b)(v)
Title Company                                    8.1(h)
Title Policies                                   8.1(h)
Transferred Employees                            9.5(a)
Union                                            9.5(a)


                                 ARTICLE 2

       PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES; CLOSING

         2.1  Asset Purchase.

         (a) Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, all properties, assets, rights and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, owned by the Seller as of the Closing Date, except as set forth in Section 2.1(b) below (collectively, the "Acquired Assets"), including, without limitation:

                (i) all accounts and notes receivables (whether current or noncurrent);

               (ii)   all securities and other Investments;

              (iii) all Proprietary Rights, along with all income, royalties and payments due or payable as of the Closing or thereafter, including, without limitation, any and all corresponding rights that, now or hereafter, may be secured throughout the world, but excluding the right to damages and payments for past infringements or misappropriations thereof;

               (iv) all of the Seller's rights existing under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, accounts receivable, other agreements and business arrangements, including, without limitation, all contracts and agreements described on the Contracts Schedule attached hereto;

                (v) all real property owned or leased by the Seller, and all plants, buildings and other improvements located on such owned or leased property, and all easements, licenses, rights of way, permits and all appurtenances to such owned or leased property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated (collectively, the "Real Estate");

               (vi)   all leasehold improvements and all
    machinery, equipment (including all transportation and office equipment), fixtures, trade fixtures, tools, dyes and furniture owned by the Seller wherever located, including, without limitation, all such items which are located in any building, warehouse, office or other space leased, owned or occupied by the Seller or used in connection with the Real Estate;

              (vii) all inventories of raw materials, work in process, semi-finished and finished goods, stores, replacement and spare parts, packaging materials, operating supplies, and fuels, owned by the Seller wherever located;

             (viii) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied by the Seller or in any warehouse where any of the Seller's properties and assets may be situated;

               (ix) all prepayments and prepaid expenses, the rights and benefits of which inure to Purchaser;

                (x)   all of the Seller's claims, causes of
    action, choses in action, rights of recovery and rights of set-off of any kind;

               (xi)   the right to receive and retain mail,
    accounts receivable payments and other communications relating to the Business;

              (xii) the right to bill and receive payment for products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

             (xiii) all lists, records and other information pertaining to accounts, personnel and referral sources, all lists and records pertaining to suppliers and customers; and all books, ledgers, files and business records of every kind; whether evidenced in writing, electronically (including, without limitation, by computer) or otherwise;

              (xiv) all advertising, marketing and promotional materials and all other printed or written materials;

               (xv) all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

              (xvi)   all goodwill as a going concern and all
    other intangible properties;

             (xvii) all telephone numbers (e.g. "800" numbers) used by the Seller; and

            (xviii)   except as specified in Section 2.1(b) below,
    all other property owned by the Seller, or in which it has an interest on the Closing Date, including, without limitation, all fixed assets included on the Latest Balance Sheet and any and all subsequent improvements or additions thereon through the Closing Date.

         (b) Excluded Assets. Notwithstanding Section 2.1(a) above, the following assets of the Seller are expressly excluded from the purchase and sale contemplated hereby and, as such, are not Acquired Assets (collectively, the "Excluded Assets"):

                (i) all cash and cash equivalents (including, without limitation, all money market accounts, mutual fund accounts and repurchase agreements);

               (ii) the name "SCM", all variations thereof and the associated SCM tri-bar logo;

              (iii) all monies to be received by the Seller from the Purchaser;

               (iv)   all rights of the Seller under this
    Agreement;

                (v)   all qualifications to do business as a
    foreign corporation;

               (vi)   all arrangements with registered agents
    relating to foreign qualifications;

              (vii)   all taxpayer and other identification
    numbers;

             (viii)   all seals, minute books, stock transfer
    books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;

               (ix) all inventory of the Seller which has been assigned a zero value in calculating Actual NAV pursuant to
    Section 2.3 and which Seller takes possession of within the time period set forth in Section 9.13; and

                (x) the account receivable owed to Seller by Phar-mor, Inc. in the amount of $498,240.09.

         (c) Assumed Liabilities. Subject to Section 2.1(d) below, as additional consideration for the Acquired Assets, at the Closing the Purchaser will assume the following liabilities and obligations of the Seller (the "Assumed Liabilities"):

                (i) all liabilities of the Seller which are set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) or which are of the type set forth on the face of the Latest Balance sheet and incurred by the Seller in the ordinary course of the Business since the date of the Latest Balance Sheet (other than liabilities for Taxes measured by income, gross receipts, profits or similar measures for the period prior to the Closing Date and employee benefits liabilities specifically not assumed by Purchaser in
    Section 9.5 below);

               (ii) all liabilities and obligations of the Seller pursuant to executory leases, contracts and agreements which are described on the attached Contracts Schedule (other than the severance agreement with John Noblitt and the contract with the union representing Seller's employees) and all other executory leases, contracts and agreements entered into in the ordinary course of the Business; and

              (iii)   all liabilities set forth on the Assumed
    Liabilities Schedule attached hereto.

         (d)  Excluded Liabilities.  Except as set forth in
Section 2.1(c) above, the Purchaser shall not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any of the Seller's liabilities and obligations not expressly assumed by the Purchaser pursuant to Section 2.1(c) above, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and whether related to the Acquired Assets or otherwise, and regardless of when asserted.

         2.2 Purchase Price. The purchase price for the Acquired Assets (the "Purchase Price") will be equal to the Net Asset Value as of the Closing Date. At the Closing, the Purchaser will pay to Seller an amount equal to $13.0 million by wire transfer of immediately available funds (the "Estimated Purchase Price").

         2.3  Purchase Price Adjustment.

         (a) Post-Closing Determination. Within 60 days after the Closing Date, the Purchaser and its auditors will conduct a review (the "Closing Review") as of the open of business on the Closing Date and will prepare and deliver to the Seller a computation of the actual amounts of the Net Asset Value as of the open of business on the Closing Date (the "Draft Balance Sheet"). The Purchaser and its auditors shall give the Seller and its auditors an opportunity to observe the Closing Review and shall make available to such Persons all records and work papers used in preparing the Draft Balance Sheet. If the Seller disagrees with the computation of the Net Asset Value reflected on the Draft Balance Sheet, the Seller may, within 30 days after receipt of the Draft Balance Sheet, deliver a notice (an "Objection Notice") to the Purchaser setting forth the Seller's calculation of the actual amount of the Net Asset Value in dispute as of the open of business on the Closing Date. The Purchaser and the Seller will use rea-sonable efforts to resolve any disagreements as to the computation of the Net Asset Value. If they do not obtain a final resolution within 30 days after the Purchaser has received the Objection Notice, the Purchaser and the Seller will jointly retain an independent accounting firm of recognized national standing (the "Firm") to resolve any remaining disagreements. If the Purchaser and the Seller are unable to agree on the choice of the Firm, the Firm shall be a "big-six" accounting firm selected by lot (after excluding one firm designated by each of the Purchaser and the Seller). The Purchaser and the Seller shall direct the Firm to render a determination within 15 days of its retention and the Purchaser and its employees shall cooperate with the Firm during its engagement. The Firm shall consider only those items and amounts in the Draft Balance Sheet set forth in the Objection Notice which the Purchaser and the Seller are unable to resolve. The Firm's determination shall be based on the definitions of the Net Asset Value included herein. The determination of the Firm will be conclusive and binding upon the Seller and the Purchaser. The Purchaser and the Seller will each pay one half of the fees and expenses of the Firm. The amount of the Net Asset Value, as finally determined pursuant to this Section 2.3(a), is referred to herein as the "Actual NAV".

         (b)  Post-Closing Adjustment.

              (i) Payments by the Purchaser. If the Estimated Purchase Price is less than the Actual NAV, the Purchaser shall, within two (2) business days after the determination thereof, pay to the Seller an amount equal to such difference by wire transfer or delivery of immediately available funds.


             (ii) Payments by the Seller. If the Actual NAV is less than the Estimated Purchase Price, the Seller shall, within two (2) business days after the determination thereof, pay to the Purchaser an amount equal to such difference by wire transfer or delivery of other immediately available funds.

         2.4 The Closing. The closing of the purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities, and the transactions relating thereto (the "Closing") will take place on July 6, 1994 at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, NY 10022 or at such other place time and place as is mutually agreeable to the Parties, commencing at 10:00 a.m. local time on such day. The date and time of the Closing are herein referred to as the "Closing Date." At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 8.1 and 8.2 below:

         (a) the Seller will convey to the Purchaser all of the Acquired Assets, free and clear of all liens, charges, security interests and other encumbrances, and deliver to the Purchaser warranty deeds, bills of sale, assignments of leases and contracts and all other instruments of conveyance which are necessary to effect transfer of the Acquired Assets (the "Sale");

         (b) the Purchaser will deliver to the Seller such instruments of assumption as are required in order for the Purchaser to assume the Assumed Liabilities (the "Assumption");

         (c) the Purchaser will deliver to the Seller (or, at the Seller's direction, to lenders or other third parties), the Estimated Purchase Price; and


         (d) there shall be delivered to the Purchaser and the Seller the opinions, certificates and other documents and instruments provided to be delivered under Article 8 hereof.


                                 ARTICLE 3

                              CONFIDENTIALITY

         3.1  Confidentiality Obligations of the Seller.

         (a) Confidential Treatment. The Seller will (and will use its best efforts to cause each of its Affiliates to) treat and hold as confidential all information concerning the conduct or affairs of the Business (the "Confidential Information"), refrain from using any Confidential Information, and, at the Purchaser's request, deliver to the Purchaser or destroy all tangible embodiments (and all copies) of any Confidential Information which are in the Seller's or any such Affiliate's possession. This
Section 3.1(a) will not apply to any Confidential Information which is generally available to the public (other than by reason of any disclosure by the Seller or an Affiliate of the Seller which constitutes or is the result of breach of this Section 3.1(a) or any disclosure by any such Affiliate which would constitute a breach of this Section 3.1(a) if such Affiliate were the Seller) immediately prior to the time of disclosure.

         (b) Forced Disclosure. If the Seller or any Affiliate of the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Purchaser promptly of such request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 3.1. If, in the absence of such a protective order or waiver, the Seller or any Affiliate of the Seller, on the advice of counsel, is compelled to disclose any Confidential Information to any Government Entity, the Seller will use its best efforts to (i) ensure that such disclosure is limited to Confidential Information which is so required to be disclosed and (ii) obtain an order or other assurance that confidential treatment will be accorded to any Confidential Information disclosed.

         3.2 Confidentiality Obligations of the Purchaser. From the date of this Agreement until the Closing, the Purchaser will (and will use its best efforts to cause each of its Affiliates to) comply with the terms of that certain letter agreement dated as of January 27, 1994, as amended as of March 18, 1994, by and among Seller, Stockholder and Ampad Holding Corporation, the terms of which are incorporated herein by reference.



                                 ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants that:

         4.1 Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Purchaser has the requisite corporate power and authority and all licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party.

         4.2 Authorization; Binding Effect; No Breach. The Purchaser's execution, delivery and performance of each Transaction Document to which the Purchaser is a party has been duly authorized by the Purchaser. Each Transaction Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser which is enforceable in accordance with its terms. The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of the Purchaser or any agreement, instrument, or other document, or any Legal Requirement, to which the Purchaser or any of its assets is subject.

         4.3 Brokerage. Except as set forth on the Purchaser Brokerage Schedule, there is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which is binding upon the Purchaser.

         4.4 Disclosure. Neither this Article 4 nor any certificate or other item delivered to the Seller by or on behalf of the Purchaser with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact which is necessary to make any statement contained herein or therein not misleading.

         4.5 Accuracy on Closing Date. Each representation and warranty set forth in this Article 4 and all information contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement will be true and correct as of the time of the Closing as though then made, except to the extent that the Purchaser has advised the Seller otherwise in writing prior to the Closing.


                                 ARTICLE 5

     REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDER

As a material inducement to the Purchaser to enter into this Agreement, purchase the Acquired Assets and assume the Assumed
Liabilities, the Seller and the Stockholder hereby jointly and severally represent and warrant that:

         5.1 Organization and Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in each jurisdiction in which its ownership of property or conduct of business requires it to so qualify, except to the extent that the failure of the Seller to be so qualified could not reasonably be expected to have a material adverse effect on the Acquired Assets, the Assumed Liabilities or the financial condition, operating results or assets of the Business. The Organization Schedule attached hereto lists every jurisdiction where the Seller is duly qualified to do business. The Seller has the requisite corporate power necessary to own and operate its properties, carry on the Business and enter into, deliver and carry out the transactions contemplated by the Transaction Documents.
The Stockholder is a corporation duly organized, duly validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power necessary to enter into, deliver and carry out its obligations pursuant to the Transaction Documents to which it is a party.

         5.2 Capital Stock and Related Matters. The authorized capital stock of the Seller consists of 1,000 shares of Common Stock, no par value, of which 1,000 shares are issued and
outstanding.   All of the issued and outstanding shares of the
Seller are held of record and beneficially by the Stockholder, free and clear of any lien, encumbrance, claim, option or other right of any nature. Except as set forth on the attached Capitalization
Schedule:

         (a) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock;

         (b) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Seller; and

         (c)  there are no voting trusts, proxies, or other agree-

ments or understandings with respect to the voting of the capital stock of the Seller.

         5.3 Authorization; Binding Effect; No Breach. The Seller's and Stockholder's execution, delivery and performance of each Transaction Document to which the Seller and/or Stockholder is a party have been duly authorized by the Seller and Stockholder, as applicable. Each Transaction Document to which the Seller or the Stockholder is a party constitutes a valid and binding obligation of such Person which is enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable principles of equity (whether considered in a proceeding at law or in equity). Except as set forth on the attached Consents Schedule, the execution, delivery and performance of the Transaction Documents to which the Seller or the Stockholder is a party do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of the Acquired Assets under, (iv) give any third party the right to modify, terminate or accelerate any Assumed Liability or other liability or obligation of the Seller or the Stockholder under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Governmental Entity pursuant to, the charter or bylaws of the Seller or any agreement, instrument or other document, or any Legal Requirement, to which the Seller, the Stockholder or any of the Seller's assets is subject. Without limiting the generality of the foregoing, except as set forth on the attached Consents Schedule, neither the Seller, the Stockholder nor any Affiliate of either of them has entered into any agreement, or is bound by any obligation of any kind whatsoever, directly or indirectly to transfer or dispose of (whether by sale of stock or assets, assignment, merger, consolidation or otherwise) the Business or the Acquired Assets (or any substantial portion thereof) to any Person other than the Purchaser.

         5.4 Subsidiaries; Investments. The Seller does not own or hold any rights to acquire any capital stock or any other security, interest or Investment in any other Person other than investments which constitute cash or cash equivalents. The Seller does not have, and has never had, a Subsidiary.

         5.5  Financial Statements and Related Matters.

         (a) Financial Statements. Each of (i) the unaudited balance sheets of the Seller as of June 30, 1992 and June 30, 1993 and the unaudited related statements of income and cash flows for the respective 12-month periods then ended, and (ii) the unaudited balance sheet of the Seller as of February 28, 1994 (the "Latest Balance Sheet") and the related unaudited statements of income and cash flows for the 8-month period then ended (collectively, the "Financial Statements") (including in all cases the notes thereto, if any) fairly presents the financial position and the results of operations and changes in financial position of the Seller at the respective dates or for the respective periods specified therein, is accurate and complete in all material respects, is consistent with the books and records of the Company and, except as set forth on the attached Financial Statements Schedule, has been prepared in accordance with accounting principles, consistently applied. Since June 30, 1991, there have been no material changes in accounting principles, policies, practices, procedures or methodologies used in the preparation of the Financial Statements, their classification or their display, or any material changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events and factual circumstances) utilized in making accounting estimates.

         (b) Receivables. To Seller's Knowledge, the notes and accounts receivable which are part of the Acquired Assets will be valid receivables stated at the aggregate amount recorded on the Seller's books and records as of the Closing, and, except as set forth on the Receivables Schedule, will be subject to no valid counterclaims or setoffs, net of an amount of allowances for doubtful accounts which relate to those receivables computed in a manner consistent with the accounting practices used in the preparation of the Latest Balance Sheet.

         (c) Inventory. To Seller's Knowledge, no events have occurred since April 29, 1994 which would cause any of the inventory which is part of the Acquired Assets to be classified as obsolete or slow-moving on the Inventory Valuation Schedule attached hereto.

         5.6 Acquired Assets. Except as set forth on the attached Assets Schedule:

         (a) the Acquired Assets constitute all of the assets and rights (other than the Excluded Assets) which are necessary for the conduct of the Business currently conducted by the Seller;

         (b) the Seller owns, has the right to use or has a valid leasehold interest in, all properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired by it since the date of the Latest Balance Sheet, in each case free and clear of all Liens, other than (i) properties and assets disposed of in the ordinary course of the Seller's Business and consistent with its past practice since the date of the Latest Balance Sheet and (ii) Liens disclosed on the Latest Balance Sheet (including any notes thereto); and

         (c) (i) the equipment and other tangible assets used in the production of file folders and filing supplies which is included in the Acquired Assets is in normal operating condition, reasonable wear and tear excepted, has been maintained in the ordinary course of business of Seller consistent with its past practice and custom and is free from any defects, (ii) to the Seller's Knowledge, the equipment used in the production of products other than file folders and filing supplies which is included in the Acquired Assets is in normal operating condition, reasonable wear and tear excepted, has been maintained in the ordinary course of business consistent with past practice and custom and is free from any defects, (iii) to the Seller's Knowledge, all buildings, structures and other improvements located on the Owned Real Property, is in normal operating condition with respect to buildings, structures and other improvements of like age, reasonable wear and tear excepted, has been maintained in the ordinary course of business consistent with past practice and custom and is free from any defects and (iv) to the Seller's Knowledge, all buildings, structures and other improvements located on the Leased Real Property, is in normal operating condition with respect to buildings, structures and other improvements of like age, reasonable wear and tear excepted, has been maintained in the ordinary course of business consistent with past practice and custom and is free from any defects.

         5.7 Absence of Certain Developments. Except as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, there has been no material adverse change in the Acquired Assets, the Assumed Liabilities or the financial condition, operating results, assets, customer or supplier relations, or employee relations of the Business. Without limiting the generality of the preceding sentence, except as expressly contemplated by this Agreement or as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, the Seller has not:

         (a) engaged in any activity which has resulted in the acceleration or delay of the collection of its accounts or notes receivable or any delay in the payment of its accounts payable, in each case as compared with its custom and practice in the conduct of the Business immediately prior to the date of the Latest Balance Sheet;

         (b) discharged or satisfied any Lien or paid any obligation or liability which would not constitute an Assumed
Liability if it were unpaid on the Closing Date, other than current liabilities paid in the ordinary course of the Business and consistent with the Seller's past practice;

         (c) mortgaged or pledged any Acquired Asset or subjected any Acquired Asset to any Lien;

         (d) sold, assigned, conveyed, transferred, canceled or waived any property, tangible asset, Proprietary Right or other intangible asset or right which, if it were held by the Seller on the Closing Date, would constitute a Acquired Asset, other than in the ordinary course of the Business and consistent with the Seller's past practice;

         (e) disclosed any Confidential Information to any Person other than the Purchaser and the Purchaser's representatives, agents, attorneys, accountants and present and proposed financing sources;

         (f) waived any right other than in the ordinary course of the Business or consistent with the Seller's past practice;

         (g) made commitments for capital expenditures which, in the aggregate, would exceed $150,000;

         (h) made any loan or advance to, or guarantee for the benefit of, or any Investment (other than Investments which constitute Excluded Assets) in, any other Person;

         (i) granted any bonus or any increase in wages, salary or other compensation to any employee (other than any increase in wages or salaries granted in the ordinary course of the Business and consistent with the Seller's past practice granted to any employee who is not affiliated with the Seller other than by reason of such Person's employment by the Seller);

         (j) suffered damages, destruction or casualty losses which, in the aggregate, exceed $25,000 (whether or not covered by insurance) to any Acquired Asset or any other property or asset which, if it existed and was held by the Seller on the Closing Date, would constitute a Acquired Asset;

         (k) received any indication from any material supplier of the Seller to the effect that such supplier will stop, or materially decrease the rate of, supplying materials, products or services to the Seller (or to the Purchaser, if the Sale is consummated), or received any indication from any material customer of the Seller to the effect that such customer will stop, or materially decrease the rate of, buying materials, products or services from the Seller (or from the Purchaser, if the Sale is consummated);

         (l)  entered into any transaction other than in the ordi-

nary course of the Business and consistent with the Seller's past practice, or entered into any other material transaction, whether or not in the ordinary course of the Business, which may adversely affect the Business, the Acquired Assets or the Assumed
Liabilities; or

         (m)  agreed to do any act described in any of clauses
5.8(a) through (l) above.

         5.8  Tax Matters.

         (a) The Seller has withheld and paid over or has properly accrued as a liability on the books of the Seller all Taxes which it is obligated to withhold from amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party. There are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax. To the Knowledge of the Seller, no claim has ever been made by any jurisdiction in which the Seller does not file Tax returns to the effect that the Seller is or may be subject to any Tax imposed by that jurisdiction.

         (b) Except as set forth in the attached Taxes Schedule, with respect to Taxes other than income or franchise Taxes:

         (i) the Seller has filed or will prepare and timely file all Tax returns and other reports relating to taxable periods (or portions thereof) ending on or prior to the Closing Date which it was required to file and each such return or other report is or will be correct and complete in all material respects, and the Seller has paid or adequately accrued all Taxes due and owing by it (whether or not shown on any Tax Return or other report) for all periods (or portions thereof) ending on or prior to the Closing Date; and

        (ii) the Seller has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency which waiver or extension is still in effect with respect to any taxable year.

         5.9  Contracts and Commitments.

         (a) Contracts Schedule. Other than this Agreement or as described on the attached Contracts Schedule, the Seller is not a party to any written or oral:

              (i) contract with any labor union, or any severance agreement;

              (ii) contract for the employment or engagement as an independent contractor of any Person on a full-time, part-time, consulting or other basis;

              (iii) contract pursuant to which the Seller has advanced or loaned funds, or agreed to advance or loan funds, to any other Person;

              (iv) contract or indenture relating to any Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any of the Acquired Assets;

              (v) contract pursuant to which the Seller is the lessee of, or holds or operates, any real or personal property owned by any other Person;

              (vi) contract pursuant to which the Seller is the lessor of, or permits any third party to hold or operate, any real or personal property owned by the Seller or of which the Seller is a lessee;

              (vii) assignment, license, indemnification or other contract with respect to any intangible property (including any Proprietary Right) which is not described on the attached
    Proprietary Rights Schedule;

              (viii) contract or agreement with respect to services rendered or goods sold or leased to or from others, other than any customer purchase order accepted in the ordinary course of business and in accordance with the Seller's past practice which both (1) does not require delivery after the date which is six months after the Closing
    Date and (2) does not involve a sale price of more than $25,000;

              (ix) contract prohibiting it from freely engaging in any business anywhere in the world;

              (x) independent sales representative or
    distributorship agreement with respect to the Business; or

              (xi) any other contract which is material to the Business or involves a consideration in excess of $25,000.

         (b) Enforceability. Each item described on the attached Contracts Schedule (the "Contracts") is valid, binding and enforceable in accordance with its terms against the parties thereto, except as such enforceability may be limited by
(a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and
(b) applicable equitable principles (whether considered in a proceeding at law or in equity).

       (c)    Compliance.  The Seller has performed all obliga-

tions required to be performed by it under each Contract, and, to Seller's Knowledge, the Seller is not in default under or in breach in any material respect of (nor is it in receipt of any claim of default or breach under) any such obligation. No event has occurred which with the passage of time or the giving of notice (or both) would result in a default, breach or event of noncompliance in any material respect under any obligation of the Seller pursuant to any Contract. The Seller has no Knowledge of any breach or anticipated breach by any other party to any Contract.

         (d) Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, stockholder or Affiliate of the Seller (and no individual related by blood or marriage to any such Person, and no entity in which any such Person or individual owns any beneficial interest) is a party to any agreement, contract, commitment or transaction with the Seller (other than this Agreement) or has any material interest in any material property used by the Seller.

         (e)  Copies.  A true and correct copy of each written
Contract, each as currently in effect, has been made available to the Purchaser.

         5.10 Proprietary Rights.

         (a) Schedule. The attached Proprietary Rights Schedule contains a complete and accurate list of (a) all patented or registered Proprietary Rights owned by the Seller or used in connection with the Business, (b) all pending patent applications and applications for registrations of other Proprietary Rights filed by or on behalf of the Seller, (c) all trade names, corporate names and unregistered trademarks and service marks owned by the Seller or used in connection with the Business, and (d) all unregistered copyrights and computer software which are material to the Acquired Assets, the Assumed Liabilities or the financial condition, operating results, assets, customer or supplier relations, or employee relations of the Business. The attached Proprietary Rights Schedule also contains a complete and accurate list of all licenses and other rights granted by the Seller to any third party, and all licenses and other rights granted by any third party to the Seller, with respect to any Proprietary Rights. The Proprietary Rights comprise all intellectual property rights which are used in the operation of the Business.

         (b) Ownership; Claims. Except as set forth on the attached Proprietary Rights Schedule, the Seller owns and possesses all right, title and interest in and to (or has the right to use pursuant to a valid and enforceable license) all Proprietary Rights used in the operation of the Seller's business as presently conducted and the Seller has taken all necessary actions to maintain and protect the Proprietary Rights which it owns and uses. Except as indicated on the attached Proprietary Rights Schedule:

              (i) there have been no written claims made against the Seller asserting the invalidity, misuse or unenforceability of any of such Proprietary Rights, and to the Knowledge of the Seller, there are no grounds for any such claim,

              (ii) the Seller has not received any written notice of (nor does Seller have Knowledge of any facts which indicate a likelihood of) any infringement or misappropriation by, or conflict with, any Person with respect to the Proprietary Rights (including any demand or request that the Seller license rights from any Person),

              (iii) the conduct of the Business has not infringed or misappropriated, and does not infringe or misappropriate, any proprietary right of any other Person, nor would the Purchaser's conduct of the Business as presently conducted infringe or misappropriate any proprietary right of any other Person,

              (iv)  to the Seller's Knowledge, the Proprietary
    Rights used in connection with the Business have not been infringed or misappropriated by any other Person, and

              (v)  the consummation of the transactions
    contemplated by this Agreement will have no adverse effect on any material Proprietary Right.

         5.11 Certain Litigation. Except as set forth on the attached Litigation Schedule, there is no action, suit, proceeding, order, investigation or claim pending (or, to the Seller's Knowledge, threatened) against or affecting the Seller or the Business (or to the Seller's Knowledge, pending or threatened against or affecting any officer, director or employee of the Seller with respect to the Business), at law or in equity, or before or by any Government Entity (a) with respect to the transactions contemplated by the Transaction Documents, or (b) concerning the design, manufacture, rendering or sale by the Seller of product or service in the course of the Business or otherwise concerning the conduct of the Business, and, to the Seller's Knowledge, there is no basis for any of the foregoing.

         5.12 Brokerage. Except as set forth on the attached Brokerage Schedule, there is no claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement which may be binding upon the Seller or to which the Seller or any of the Acquired Assets may be subject.

         5.13 Employees. The Seller has complied in all material respects with all laws relating to the employment of labor in connection with the Business, including provisions of such laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and, except as set forth on the attached Employees Schedule, the Seller has no material labor relations problem (including any actual or, to Seller's Knowledge, threatened strikes or work stoppages or material grievances). Except as set forth on the attached Compliance Schedule, neither the Seller nor any of its employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting, or in conflict with, the Business activities.

         5.14 ERISA. (a) The attached Employee Benefits Schedule lists all employee plans currently maintained or contributed to on behalf of the Seller's employees (the "Employee Plans"). For purposes of this Agreement, the term "employee plans" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other material employee benefit plans or arrangements including, without limitation, any pension plan as defined in Section 3(2) of ERISA and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, and any plan which is a multiemployer plan as defined in Section 3(37)(A) of ERISA. Except as disclosed on the Employee Benefits Schedule, none of the Employee Plans provide post-retirement life, accident, medical or disability insurance benefits of any type, other than limited benefits required to be provided under Code Section 4980B.

         (b) Seller represents that accurate copies (or, where such plan is not in writing, descriptions thereof) of each Employee Plan have been made available to the Purchaser.

         (c) To Seller's Knowledge, the Seller has not incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC"), the Internal Revenue Service, any multiemployer plan or otherwise with respect to any Employee Plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Section 414(b) and (c) of the Code) that includes the Seller (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a material risk to the Seller or any member of the Controlled Group of incurring such a liability (other than liability for premiums due the PBGC) which could reasonably be expected to have any material adverse effect on the Purchaser or any of the Acquired Assets after the Closing.

         5.15 Real Estate.

         (a) Owned Properties. The attached Real Estate Schedule lists all real property that the Seller owns (the "Owned Real Property"). Except as otherwise described on the Real Estate Schedule, with respect to each such parcel of Owned Real Property:

              (i) the Seller has good and marketable fee simple title to each such parcel free and clear of any Lien, except for (1) statutory liens for current taxes or other governmental and/or municipal charges with respect to the Owned Real Property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Seller; (2) unpaid installments of any assessments affecting the Owned Real Property, provided such assessments are not yet past due; (3) mechanics, carriers workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Business; (4) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property which are not violated by the current use and operation of the Owned Real Property or if a violation shall exist such violation shall have become legally non-conforming; and (5) covenants, conditions, restrictions, easements and other matters of record affecting title to the Owned Real Property which do not materially impair the use or value of the Owned Real Property for the purposes for which it is used in connection with the Business (collectively, the "Permitted Liens");

              (ii)  there are no pending (or, to the Seller's
    Knowledge, threatened) condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property;

              (iii) the Owned Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Owned Real Property;

              (iv) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Owned Real Property;

              (v) there are no outstanding options or rights of first refusal to purchase any of the Owned Real Property (other than the right of the Purchaser pursuant to this Agreement), or any portion thereof or interest therein;

              (vi)  no Person (other than the Seller) is in
    possession of any of the Owned Real Property;

              (vii) the current use of the Owned Real Property and the operation of the Business does not violate any instrument of record or agreement affecting the Owned Real Property or any applicable Legal Requirements except for such violations which have become legally non-conforming or which, individually and in the aggregate, could not reasonably be foreseen to have a material adverse affect on the Business; and

              (viii) to Seller's Knowledge, all certificates of occupancy, permits, licenses, approvals and other authorizations required to own and operate the Owned Real
    Property have been lawfully issued and are, as of the date, hereof, in full force and effect.

         (b) Leased Property. The attached Real Estate Schedule lists all real property leased or subleased to the Seller and all other real property which is used in the Business and not owned by the Seller (the "Leased Real Property"). The Seller has made available to the Purchaser correct and complete copies of the leases and subleases listed on the Real Estate Schedule (collectively, the "Leases"). With respect to the Leased Real Property and each of the Leases:

              (i) except as set forth on the Real Estate Schedule, such Lease is fully assignable to the Purchaser;

              (ii) Seller is not in breach or default under such Lease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by Seller or permit termination, modification, or acceleration of such lease or sublease;

              (iii) there are no disputes, oral agreements, or forbearance programs in effect as to such Lease;

              (iv) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold created pursuant to such Lease; and

              (v) none of the Leases has been modified in any respect, except to the extent that such modifications are in writing and have been delivered or made available to Purchaser.

         5.16 Compliance with Laws.

         (a)  Generally.  Except as set forth on the attached
Compliance Schedule, the Seller has not violated any Legal Require-

ment the violation of which could have a material adverse effect on the Acquired Assets, the Assumed Liabilities or the financial condition, operating results, assets, customer or supplier relations, or employee relations of the Business, and the Seller has not received written notice alleging any such violation.

         (b) Required Permits. The Seller has complied in all material respects with (and is in compliance in all material respects with) all permits, licenses and other authorizations required for the occupation of the Seller's facilities and the operation of the Business. The items listed on the attached Permits Schedule constitute all of the permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, and approvals of, to or with any Government Entity which are used by the Seller in or are required for the ownership of the Acquired Assets or the conduct of the Business (as it is presently conducted by the Seller).

         (c)  Environmental and Safety Matters.

              (i)  Except as set forth on the attached
    Environmental Matters Schedule, Seller has complied with all Environmental and Safety Requirements.

              (ii)  Without limiting the generality of the
    foregoing, except as set forth on the attached Environmental Matters Schedule, Seller has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its Business. A list of all such permits, licenses and other authorizations is set forth on the attached Environmental Matters Schedule.

              (iii) Seller has not received any written notice, report or other information regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Seller or its facilities and arising under Environmental and Safety Requirements.

              (iv)  Except as set forth on the Environmental
    Matters Schedule, none of the following exists at any property or facility owned or operated by Seller:

              1)   Underground storage tanks or surface
                   impoundments;
              2) Asbestos-containing material in any form or condition; or
              3)   Materials or equipment containing
                   polychlorinated biphenyls.

              (v)  Except as set forth on the attached
    Environmental Matters Schedule, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including without limitation any hazardous substance, or owned or operated any facility or property, so as to give rise to liabilities of Seller for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or similar state Environmental and Safety Requirements.

              (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

              (vii)  Seller has not, either expressly or by
    operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental and Safety Requirements.

              (viii)  Except as set forth on the attached
    Environmental Matters Schedule, without limiting the foregoing, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller will give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements existing as of the Closing Date, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements existing as of the Closing Date, including without limitation any relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resource damage.

         5.17 Product Warranty. Except as set forth on the attached Warranties Schedule, all products manufactured, serviced, distributed, sold or delivered by the Seller in connection with the Business have been manufactured, serviced, distributed, sold and/or delivered in conformity with all applicable contractual commitments and all express and implied warranties. No material liability of the Seller exists for replacement or other damages in connection with any such product.

         5.18 Customers. Since the date of the Latest Balance Sheet, to Seller's Knowledge, Seller has not received any notice that any of the Seller's ten largest customers by dollar volume intend to stop, or materially decrease the rate of, buying products from the Seller.

         5.19 Disclosure.  Neither this Article 5 nor any sched-

ule, attachment, written statement, document, certificate or other item, as the same may be amended from time to time, supplied to the Purchaser by or on behalf of the Seller with respect to the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

         5.20 Accuracy on Closing Date. Each representation and warranty set forth in this Article 6 and all information contained in any exhibit, schedule or attachment to this Agreement or in any certificate or other writing delivered by, or on behalf of, the Seller to the Purchaser will be true and correct as of the time of the Closing as though then made, except (i) as affected by the transactions expressly contemplated by the Transaction Documents,
(ii) to the extent that such representation or warranty relates solely to an earlier date and (iii) to the extent that the Seller has advised the Purchaser otherwise in writing at least five days prior to the Closing.

                                 ARTICLE 6

                   ACCESS TO AND PRESERVATION OF RECORDS

         6.1 Access to Records. To the extent reasonably required for any bona fide business purpose, each Party will allow, and will use its best efforts to cause its Affiliates to allow, the other Party (and the other Party's agents, representatives and Affiliates) access to all business records and files concerning the Business, the Acquired Assets or the Assumed Liabilities which relate to the period prior to the Closing Date and will permit such Persons to make copies of the same. Such access will be granted upon reasonable advance notice, during normal business hours, and in such a manner so as not to interfere unreasonably with the operations of the Person affording such access. Without limiting the generality of the foregoing, if either Party or any of its Affiliates actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing relating to the Business, then the other Party will cooperate, and use its best efforts to cause its Affiliates to cooperate, with the contesting or defending Person and its counsel in such contest or defense, make available such other Party's and its Affiliates' personnel and provide such testimony and access to books and records as are reasonably requested in connection with such contest or defense, all at the contesting or defending Person's expense (unless the contesting or defending Person is entitled to indemnification therefor pursuant to Section 7.2 or 7.3). No provision of this Article 6 will be construed so as to limit the Seller's obligation to transfer to the Purchaser all Books and Records as part of the Acquired Assets.

         6.2 Preservation of Records. Unless otherwise consented to in writing by the Seller or the Purchaser (as the case may be), the Purchaser on one hand and the Seller and the Stockholder on the other will not, for a period of ten years following the Closing Date, destroy, alter or otherwise dispose of any of the business records and files concerning the Business, the Assumed Liabilities or the Acquired Assets acquired by the Purchaser hereunder or retained by the Seller or the Stockholder without first offering to surrender to the Seller or the Purchaser, as the case may be, such business records and files or any portion thereof of which the Seller or the Stockholder on one hand or the Purchaser on the other may intend to destroy, alter or dispose. The party to whom such business records and files are offered shall have not less than 30 days after delivery of written notice stating the such business records and files are to be disposed of to take possession of such business records and files.

                                 ARTICLE 7

                       SURVIVAL AND INDEMNIFICATION

         7.1 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any Party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Party or on its behalf. Neither a Party's participation in the consummation of any transaction pursuant to any Transaction Document nor any waiver of any condition to such participation (including any condition that a representation or warranty of any other Party be true and correct) will constitute a waiver by such participating Party of any representation or warranty of any Party or otherwise affect the survival of any such representation or warranty.

         7.2  Indemnification Obligations of the Seller and
Stockholder.

         (a) Subject to the limitations set forth in (b) below, in addition to any other right or remedy available to the Purchaser at law or in equity, the Seller and the Stockholder will jointly and severally indemnify the Purchaser and its Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Purchaser Indemnities") in respect of, and save and hold each Purchaser Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating or incidental to or by virtue of, without duplication:

         (i) any misrepresentation or breach of any representation or warranty by the Seller or the Stockholder set forth in this Agreement or any Schedule, Exhibit, certificate or other instrument or document delivered to the Purchaser by the Seller or the Stockholder pursuant to any Transaction Document;

         (ii) any nonfulfillment or breach of any covenant or agreement of the Seller or the Stockholder set forth in any Transaction Document;

         (iii) any liability or obligation of the Seller or the Stockholder which is not an Assumed Liability; or

         (iv) any liability or obligation associated with or relating to the matters identified on the Environmental Indemnity
Schedule attached hereto.

         (b) The indemnification provided for in Section 7.2(a) above is subject to the following limitations:

              (i) Seller and Stockholder will be liable to Purchaser with respect to claims referred to in (a)(i) above only if Purchaser gives Seller and Stockholder written notice thereof on or before the first anniversary of the Closing Date except for claims arising from breaches of the representations and warranties (A) set forth in Section 5.9 as to which claims must be made prior to the expiration of the applicable statute of limitations with respect thereto, (B) set forth in Section 5.17(c) as to which claims must be made within 42 months after the Closing Date and (C) set forth in Sections 5.1 and 5.3 as to which claims may be made at any time;

              (ii) with respect to claims referred in (a)(i) above, Seller and Stockholder will not be liable for any Losses until the aggregate amount of all such Losses exceeds $300,000 and then Seller and Stockholder will be liable for the amount of such Losses in excess of $150,000, provided that with respect to a breach of clause (i) of Section 5.6(c) the foregoing will not apply and Seller and Stockholder will be liable for Losses with respect to such breach if the Loss exceeds $20,000 with respect to any single asset or $100,000 in the aggregate for all assets described in Section 5.6(c)(i);

              (iii) with respect to claims referred to in (a)(i) above, Seller's and Stockholder's aggregated liability with respect to Losses will not exceed $9 million;

             (iv)  the amount of any Loss subject to
    indemnification under Section 7.2(a) shall be calculated net of an amount equal to the difference between (A) the amount of insurance proceeds actually received with respect to such Loss and (B) the amount of all increases in insurance premiums attributable solely to such Loss; and

              (v)  the amount of any Loss subject to
    indemnification under Section 7.2(a) will be calculated net of the net present value of any Tax Benefit inuring to the Indemnified Party on account of such Loss (which Tax Benefit will be reasonably established by the Indemnified Party and discounted to the anticipated year of benefit, which in any event will not exceed five years, at the Indemnified Party's incremental cost of borrowed funds). A "Tax Benefit" means any Loss which is reasonably likely to result in any refund of income Taxes paid or reduction in the amount of income Taxes which otherwise would have been paid currently.

         7.3 Indemnification Obligations of the Purchaser. The Purchaser will indemnify the Seller and its Affiliates, stockholders, officers, directors, employees, agents, representatives and permitted successors and assigns (collectively, the "Seller Indemnities") and hold each of them harmless against any Loss which such Seller Indemnitee suffers, sustains or becomes subject to as a result of, in connection with, relating to or by virtue of, without duplication:

         (a)  any misrepresentation or breach of any
representation or warranty by the Purchaser set forth in this Agreement or any certificate or other instrument or document delivered to the Purchaser pursuant to any Transaction Document;

         (b) any nonfulfillment or breach of any covenant or agreement of the Purchaser set forth in any Transaction Document;
or

         (c)  any Assumed Liability.

         7.4  Indemnification Procedures.

         (a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 7.2 or 7.3 above (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Government Entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 7.2 or 7.3, as applicable, except to the extent that such failure actually harms the Indemnifying Party. Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

         (b) Control of Defense: Conditions. With respect to the defense of any Proceeding against or involving an Indemnified Party in which the Government Entity or other third party in question seeks only the recovery of a sum of money for which indemnification is provided in Section 7.2 or 7.3, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnified Party; provided that before the Indemnifying Party assumes control of such defense it must first

              (i) enter into an agreement with the Indemnified Party (in form and substance satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification, and

              (ii) furnish the Indemnified Party with evidence that the Indemnifying Party, in the Indemnified Party's sole judgment, is and will be able to satisfy any such liability.

         (c)  Control of Defense:  Exceptions, etc.
Notwithstanding Section 7.4(b), the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense; provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense. The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if

              (i) the Indemnified Party reasonably believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects,

              (ii) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

              (iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim; and

The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unrea-

sonably withhold) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding.

         7.5 Payment. Subject to Section 7.6(g), the Indemnifying Party shall pay the Indemnified Party to the extent the Indemnified Party is entitled to payment hereunder in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with notice of a claim hereunder and the parties reasonably agree that there is a reasonable basis for liability of Losses in respect of such claim, or a final result, determination, finding, judgment and/or award is made pursuant to the terms of Section 7.6 below.

         7.6  Arbitration Procedure.

         (a) The Purchaser and the Seller agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Article 7 (the "Disputes"). Nothing in this Section 7.6 shall prohibit a Party from instituting litigation to enforce any Final Determination (as defined below). The Parties hereby agree and acknowledge that, except as otherwise provided in this Section 7 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the New York Arbitration Act.

         (b) In the event that any Party asserts that there exists a Dispute, such Party shall deliver a written notice to each other Party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same.
If no such resolution is reached within ten business days after such delivery of such notice, the Party delivering such notice of Dispute (the "Disputing Person") may, within 45 business days after delivery of such notice, commence arbitration hereunder by delivering to each other Party involved therein a notice of arbitration (a "Notice of Arbitration"). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each Party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

         (c) The Purchaser and the Seller each shall select one non-neutral arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as the "Purchaser's Arbitrator" and the "Seller's Arbitrator," respectively). In the event that either Party fails to select an arbitrator as set forth herein within 20 days from the delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other Party. The Seller's Arbitrator and the Purchaser's Arbitrator shall select a third independent, neutral arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 7.6. If the Seller's Arbitrator and the Purchaser's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, the Seller's Arbitrator and the Purchaser's Arbitrator shall each prepare a list of three independent arbitrators. The Seller's Arbitrator and the Purchaser's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within seven days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by the Seller's Arbitrator and the Purchaser's Arbitrator.

         (d)  The arbitrator(s) selected pursuant to Section
7.6(c) above will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Purchaser submits a claim for $1,000 and if the Seller contests only $500 of the amount claimed by the Purchaser, and if the arbitrator(s) ultimately resolves the dispute by awarding the Purchaser $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300/500) to the Seller and 40% (i.e., 200/500) to the Purchaser.

         (e) The arbitration shall be conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any Party and to correct manifest clerical errors.

         (f) The Purchaser and the Seller may enforce any Final Determination in any state or federal court located in New York, New York. For the purpose of any action or proceeding instituted with respect to any Final Determination, each Party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

         (g) Any Party required to make a payment pursuant to this Section 7.6 shall pay the Party entitled to receive such payment within three days of the delivery of the Final Determination to such responsible Party. If any Party shall fail to pay the amount of any damages, if any, assessed against it within such three day period, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) the prime rate of interest published by the Board of Governors of the Federal Reserve System as the "Bank Prime Loan" rate, in effect from time to time (which rate shall be adjusted on the effective date of each change in such prime rate) plus 2.00% and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand. In addition, such Party shall promptly reimburse the other Party for any and all costs and expenses of any nature or kind whatsoever (including but not limited to all attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

         7.7 Exclusive Remedy. The foregoing indemnification provisions shall be the exclusive remedy pursuant to Sections 7.2(a)(i) and 7.3(a) for any breach of representation or warranty set forth in this Agreement or any Schedule, Exhibit, certificate or other instrument or document furnished pursuant to any Transaction Document; provided, however, that the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for any matter other than breach of a representation or warranty set forth in this Agreement or any Schedule, Exhibit, certificate or other instrument or document furnished pursuant to any Transaction Document.
                                 ARTICLE 8

                         CONDITIONS TO THE CLOSING

         8.1  Conditions of the Purchaser's Obligation.  The
Purchaser's obligation to effect the Sale and the Assumption at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

         (a) Representations and Warranties. Each representation and warranty set forth in Article 5 will be true and correct in all material respects at and as of the Closing as though then made (without giving effect to any disclosure made by the Seller pursuant to Section 5.20 above), except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents.

         (b) Covenants. The Seller and the Stockholder will have performed and observed in all material respects each covenant or other obligation required to be performed or observed by them pursuant to the Transaction Documents prior to the Closing.

         (c) Compliance with Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject the Purchaser, the Business or the Acquired Assets to any penalty or liability arising under any applicable Legal Requirement or imposed by any Government Entity.

         (d) Proceedings. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following consummation, or adversely affect the Purchaser's right to acquire or hold the Acquired Assets or conduct the Business or the Seller's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

         (e) Consents. The applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") will have expired or been terminated. All other filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Government Entity or any other Person that are required for the consummation of the Sale, the Assumption or any other transaction contemplated by the Transaction Documents or the ownership of the Acquired Assets or the conduct of the Business by the Purchaser thereafter and which are designated with an asterisks on the Consents Schedule (the "Consents") will have been duly made or obtained.

         (f)  License Agreement and Guaranty.  Purchaser and
Seller will have entered into a License Agreement in the form of Exhibit A attached hereto (the "License Agreement"), which will be guaranteed by the Stockholder pursuant to a Guaranty in the form of Exhibit B attached hereto (the "Guaranty"), and the License
Agreement and the Guaranty will be in full force and effect.

         (g) Opinion of Counsel. The Purchaser will have received from Winthrop, Stimson, Putnam & Roberts, legal counsel for the Seller, an opinion with respect to the matters mutually agreed to by Purchaser and Seller, addressed to the Purchaser, dated the Closing Date, and in form satisfactory to the Purchaser's special legal counsel.

         (h) Financing. The proceeds of the financing contemplated by the Letter Agreement dated June 7, 1994 between Congress Financial Corporation (the "Lender") and the Purchaser shall be available in full at the Closing on the terms set forth in such Letter Agreement.

         (i) Title Insurance. The Purchaser shall have obtained, at the Purchaser's sole cost and expense: (i) with respect to each parcel of Owned Real Property an ALTA owner's policy of title insurance in form satisfactory to Lender in its sole discretion issued by a title insurer (the "Title Company") reasonably satisfactory to the Purchaser, in such amount as is satisfactory to the Lender, insuring title to the Owned Real Property in the Purchaser subject only to the Permitted Liens ("Title Policies"); and (ii) with respect to each parcel of Leased Real Property required by the Lender, an ALTA leasehold policy of title insurance in form satisfactory to Lender in its sole discretion issued by the Title Company in such amount as is satisfactory to the Lender insuring title to the Leasehold estate in such Parcel of Leased Real Property in the Purchaser subject only to Permitted Liens.
The Title Policies shall contain endorsements as required by Lender.

         (j) Surveys. The Purchaser shall have received, at the Purchaser's sole cost and expense, a current ALTA/ACSM survey of each parcel of Owned Real Property and Leased Real Property with respect to which a Title Policy is required made in accordance with the 1992 ALTA/ACSM standards including items 1 through 13 of Table A thereof or such similar standards as are generally followed by surveyors in Indiana for similar properties made by a surveyor licensed in the jurisdiction in which such parcel of Owned or Leased Real Property is located and certified to the Purchaser, the Lender and the Title Company as having been so made, disclosing the location of all improvements, easements, party-walls, sidewalks, roadways, utility lines and other matters required to be shown on the surveys and showing each such parcel of Owned or Leased Real Property to be free from encroachments of improvements located thereon onto adjacent property and to be free from encroachments of improvements located on property adjacent onto such parcel Owned Real Property.

         (k)  Seller Closing Documents.  The Seller will have de-

livered to the Purchaser the following documents:

              (i) an Officer's Certificate of the Seller, dated the Closing Date, stating that the conditions specified in Sections 8.1(a) through 8.1(h), inclusive, have been fully satisfied;

              (ii) a copy of the resolutions duly adopted by the Seller's board of directors and stockholders authorizing the Seller's execution, delivery and performance of the Transaction Documents to which the Seller is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Seller;

              (iii) a certificate (dated not less than five business days prior to the Closing) of the Secretary of State of the States of Delaware and Indiana as to the good standing of the Seller in the States of Delaware and Indiana;

              (iv) the Books and Records;

              (v) such a bill of sale, warranty deeds, warranty assignments of leases and all other instruments of conveyance which are necessary or desirable to effect the Sale, including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar Government Entity;

              (vi) copies of the Consents; and

              (vii) such other documents relating to the transactions contemplated by the Transaction Documents as the Purchaser reasonably requests.

All corporate and other proceedings or actions taken or required to be taken by the Seller in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to the Purchaser and its special legal counsel. Any condition set forth in this Section 8.1 may be waived only in a writing executed by the Purchaser.

         8.2 Conditions of the Seller's Obligation. The Seller's obligation to effect the Sale at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

         (a) Representations and Warranties. Each representation and warranty set forth in Article 4 will be true and correct in all material respects at and as of the Closing as though then made (without giving effect to any disclosure made by the Purchaser pursuant to Section 4.5 above), except to the extent of any change solely caused by the transactions expressly contemplated by the Transaction Documents.

         (b) Covenants. The Purchaser will have performed in all material respects each covenant or other obligation required to be performed by it pursuant to the Transaction Documents prior to the Closing.

         (c) Compliance with Applicable Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Legal Requirement or subject the Seller to any penalty or liability arising under any Legal Requirement or imposed by any Government Entity.

         (d) Opinion of Counsel. Seller and Stockholder will have received from Kirkland & Ellis, legal counsel for the Purchaser, an opinion with respect to the matters mutually agreed to by Purchaser and Seller, addressed to the Seller and Stockholder, dated the Closing Date, and in form satisfactory to the Seller's special legal counsel.

         (e) Proceedings. No action, suit or proceeding will be pending or threatened before any Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following such consummation or adversely affect the Purchaser's performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect will exist.

         (f) Purchaser Closing Documents. The Purchaser will have delivered to the Seller the following documents:

              (i) an Officer's Certificate of the Purchaser, dated the Closing Date, stating that the conditions specified in Sections 8.2(a) through 8.2(f), inclusive, have been fully satisfied;

             (ii)  all instruments which are necessary or
    desirable to effect the Assumption; and

            (iii)  such other documents relating to the trans-

    actions contemplated by the Transaction Documents to be consummated at the Closing as the Seller reasonably requests.

All corporate and other proceedings or actions taken or required to be taken by the Purchaser in connection with the transactions contemplated by the Transaction Documents, and all documents incident thereto, must be reasonably satisfactory in form and substance to the Seller and its legal counsel. Any condition set forth in this Section 8.2 may be waived only in a writing executed by the Seller.


                                 ARTICLE 9

                             OTHER COVENANTS

         9.1 Interim Agreements of the Seller and the Stockholder. The Seller and the Stockholder each covenants and agrees that prior to the Closing, unless the Purchaser agrees otherwise in writing, or as otherwise expressly contemplated or permitted by the Transaction Documents, the Seller will conduct the Business in, and the Seller will not take any action with respect to the Business other than in, the ordinary course, on an arm's-length basis and in accordance in all material respects with all Legal Requirements and the Seller's past custom and practice. Without limiting the generality of the preceding sentence, the Seller and the Stockholder covenant that:

         (a)  the Seller will not, directly or indirectly

              (i) sell, pledge, dispose of or encumber any Acquired Asset, other than sales of inventory in the ordinary course of the Business and sales of inventory in categories against which special reserves are required to be taken on the Inventory Valuation Schedule,

             (ii) engage in any activity which would accelerate the collection of its accounts or notes receivable, delay the payment of its accounts payable, or reduce or otherwise restrict the amount of inventory (including raw material, packaging, work-in-process, or finished goods) on hand, in each case, other than in the ordinary course of the conduct of the Business and except for sales of inventory in categories against which special reserves are required to be taken on the Inventory Valuation Schedule,

            (iii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof,

             (iv) incur any Indebtedness or issue any debt securities which (if such Indebtedness existed, or such debt securities were outstanding, on the Closing Date) would constitute Assumed Liabilities,

              (v) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay,

             (vi) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (other than dividends and/or distributions or intercompany account settlements paid solely in cash) or redeem, purchase, or otherwise acquire any of its capital stock,

            (vii) not take any action which would render any representation or warranty made by the Seller in this Agreement untrue in any material respect at (or at any time prior to) the Closing;

           (viii)  adopt any employee benefit or welfare plan, or

             (ix) enter into or modify, or propose to enter into or modify, any agreement, arrangement or understanding with respect to any of the matters referred to in clauses (i) through (vii) above;

         (b) the Seller will use its best efforts to cause its current insurance policies not to be canceled or terminated, and not to permit any of the coverage pursuant to any such policy to lapse, unless at the time of such termination, cancellation or lapse there is in full force and effect a replacement policy which provides coverage in an amount which is not less than the amount of the coverage pursuant to the canceled, terminated or lapsed policy;

         (c)  the Seller will

              (i) insofar as such matters relate to the Acquired Assets, the Assumed Liabilities or the Business, use its best efforts to (1) preserve intact the organization and goodwill of the Business, (2) keep available the services of its officers and employees as a group, and (3) maintain satisfactory relationships with its material financing sources, suppliers and customers and other Persons having business relationships with it,

             (ii)  upon reasonable request, confer with
    representatives of the Purchaser and the Purchaser's present and proposed financing sources regarding the Acquired Assets, the Assumed Liabilities and the Business,

            (iii) upon reasonable request, arrange meetings with such customers of, and suppliers to, the Seller as the Purchaser shall reasonably designate in order that the Seller and the Purchaser may confer with such customers and suppliers regarding the Business and the nature of the transactions contemplated by this Agreement,

             (iv) maintain its facilities and assets in the ordinary course of the Business consistent with past practice, and

              (v) notify the Purchaser of any emergency or other change in the normal course of the Business or in the condition of the Acquired Assets or the operation of the Business and any governmental or third party complaint, investigation or hearing (or communication indicating that such a complaint, investigation or hearing is or may be contemplated) if such emergency, change, complaint, investigation or hearing could reasonably be expected to be material, individually or in the aggregate, to the Acquired Assets, the Assumed Liabilities or the financial condition, operating results, assets, customer or supplier relations, or employee relations of the Business, and

         (d) the Seller promptly will notify the Purchaser if it discovers that any representation or warranty by the Seller set forth in this Agreement was untrue when made or subsequently has become untrue, and will promptly supplement or amend the Schedules made a part of this Agreement with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in a Schedule hereto or in any representation and warranty of Seller which has been rendered inaccurate; and

         (e) the Seller will permit representatives of the Purchaser and the Purchaser's present and proposed financing sources to have full access (at reasonable times and in a manner so as not to unreasonably interfere with the Seller's normal business operations) to all the Seller's personnel and all premises, properties, books, records, contracts, Tax records and other documents of the Seller pertaining to the Business, and will allow such Persons to make and retain copies of such documents.

         9.2 Exclusivity. Neither the Seller nor the Stockholder (subject to the fiduciary obligations of their respective boards of directors will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Stockholder will not vote any shares of the Seller in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         9.3 Notice by the Purchaser. From the date of this Agreement until the Closing, the Purchaser promptly will notify the Seller if any representation or warranty of the Purchaser set forth in this Agreement was untrue when made or subsequently has become untrue.

         9.4 Additional Interim Agreements. Each Party will use reasonable efforts to:

         (a) take or cause to be taken all actions, and do or cause to be done all things, which are necessary, proper or advisable to cause any other Party's conditions set forth in Sections 8.1 and 8.2 to be fully satisfied (including, in the case of the Purchaser, obtaining title insurance and surveys as contemplated by Sections 8.1(j) and (k)), and

         (b) consummate and make effective as promptly as practicable the transactions contemplated by the Transaction
Documents, including using reasonable efforts to obtain the Consents.

         9.5  Benefits Matters.

         (a)  Transferred Employees.   Purchaser shall have no
obligation to hire any employee of Seller but may offer to employ, as of the Closing Date, some or all of the employees of Seller as Purchaser shall so desire. Any employee of Seller who accepts Purchaser's offer of employment (the "Transferred Employees") shall be hired under the terms and conditions of employment as offered to such person by Purchaser. To the extent required by law, Purchaser shall recognize the bargaining representative currently representing Seller's employees (the "Union"), however, unless Purchaser notifies the Union to the contrary, Purchaser shall not assume Seller's bargaining agreement with the Union. The Purchaser shall indemnify and hold harmless the Seller and the Stockholder from and against all liability arising under the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), as a result of the Purchaser's failure to offer employment to any Person who is an active employee of the Seller as of the Closing Date or as a result of actions taken by the Purchaser after the Closing Date. At the Closing, the Seller shall provide to the Purchaser a list of all employees of the Seller whose employment has been terminated within 90 days prior to the Closing Date.

         (b)  Employee Benefits.

         (i)  Comparable Benefits: Crediting of Service:
Assumption of Liability.     Except as otherwise provided in Section
9.5(b)(iii) below, as of the Closing Date, the Purchaser shall provide the Transferred Employees employee benefits which in the aggregate are substantially comparable (but not necessarily identical on a plan or program basis) to those provided by the Seller as of the Closing Date under the employee benefit plans listed on the Employee Benefits Schedule (other than with respect to pension plan benefits and post-employment health and welfare benefits which will not be provided by the Purchaser). The Purchaser shall grant the Transferred Employees credit for service with the Seller for purposes of eligibility and vesting under benefit plans to be provided by the Purchaser.

        (ii) Vacation. The Purchaser agrees to provide vacation benefits similar to those provided to the Transferred Employees by the Seller as of the Closing Date. The Purchaser shall accept the vacation balances owing to Transferred Employees as of the Closing Date, provided that the Seller provides to the Purchaser a schedule of all vacation vested as of June 30, 1994 and the pro rata vacation time earned for the period, if any, from June 30, 1994 through the Closing Date but not taken or paid as of the Closing Date and such amount is properly accrued on the Closing Balance Sheet.

       (iii) Group Health. The Purchaser shall, with respect to all Transferred Employees (and their "qualified beneficiaries" within the meaning of Section 4980B(g) of the Code) who were covered by "group health plans," within the meaning of Section 5000(b)(1) of the Code, maintained by the Seller immediately prior to the Closing Date and who are not denied coverage under Purchaser's group health plans because they have been treated for any condition within the 90-day period ending on the Closing Date, cover such persons under the group health plans maintained by the Purchaser, which plans shall recognize pre-existing health conditions and shall recognize payments made by Transferred Employees under the Seller's group health plans for purposes of deductibles and out-of-pocket maximums under the Purchaser's plans. With respect to Transferred Employees (and their "qualified beneficiaries" within the meaning of Section 4980B(g) of the Code) who were covered by "group health plans," within the meaning of
Section 5000(b)(1) of the Code, maintained by the Seller immediately prior to the Closing Date and who are denied coverage under Purchaser's group health plans because they have been treated for any condition within the 90-day period ending on the Closing Date ("Non-covered Persons"), such Non-covered Persons will not be covered under the Purchaser's plans and the Seller shall make available to such Non-covered Persons continuation of coverage under the provisions of COBRA on the same terms as made available to other terminated employees for a period of at least one year following the Closing Date. The Purchaser shall not be responsible or liable for continuation of coverage under the provisions of COBRA where the event entitling the person to continuation of coverage occurred on or prior to the Closing Date, including with respect to Non-covered Persons and other employees of Seller who are not Transferred Persons. The parties hereto agree that there will be no reserve on the Draft Balance Sheet with respect to the above described matters.

        (iv) Pre-closing Obligations. Purchaser shall not assume any liability for any claim (including, without limitation, medical and workers compensation claims) incurred on or prior to the Closing Date or benefit accrued prior to the Closing Date. The Seller shall be responsible for all liability relating to any claims incurred (whether or not reported and whether or not paid) on or prior to the Closing Date or benefits accrued prior to the Closing Date and no reserve for such claims shall be reflected on the Closing Balance Sheet. In addition, without limiting the generality of the foregoing, the Purchaser shall not assume any responsibility for or obligation to any person who is not a Transferred Person, including without limitation, any retired or former employee of the Seller.

         (v) Salaried and Hourly Pension Plans. Purchaser shall not assume sponsorship of or any responsibility or obligation under the Salaried Pension Plan or the Hourly Pension Plan (the "Pension Plans"). Each employee of Seller who is a participant in the Pension Plans will be fully vested in all benefits accrued thereunder as of the Closing Date. Seller shall retain responsibility for all benefits accrued under the Pension Plans and shall distribute such benefits to the Transferred Employees in accordance with the terms of the plans and as required by law.

        (vi) 401(k) Plan. Purchaser shall not assume sponsorship of or any responsibility under the salaried 401(k) plan or the hourly 401(k) plan. Each employee of Seller who is a participant in the 401(k) plans will be fully vested in all benefits accrued thereunder as of the Closing Date. Seller shall retain all responsibility for such plans and shall distribute the account balances maintained thereunder to the Transferred Employees in accordance with the terms of the plans and as required by law. The Purchaser shall permit Transferred Employees, at their election, to rollover their balances in such 401(k) plans of Seller into the Purchaser's 401(k) plan.

       (vii) Nonqualified Plans. The Purchaser shall not assume any liability or responsibility under any nonqualified employee benefit plans of Seller (including any Section 125 plan), whether or not attributable to Transferred Employees.

      (viii) Required Documentation. In connection with the implementation of this Section 9.5(b), the Seller and the Purchaser shall cooperate in the preparation and filing of all documentation which may be required to be filed with the Internal Revenue
Service, the Department of Labor or any other applicable governmental agency.

         (c) Retention Bonuses. On or about January 14, 1994, Stockholder entered into the retention agreements listed on
Schedule 9.5(c) attached hereto (the "Retention Agreements") with those of Seller's employees listed on Schedule 9.5(c) (the "Retention Employees") in anticipation of the sale of the Business. Under the Retention Agreement, a bonus will be paid to the Retention Employees if the Business is sold and the Retention Employees satisfy the conditions set forth in the Retention Agreement. The retention bonus will be paid in two installments, the first coming due shortly after closing, and the second coming due six months after closing (assuming the Retention Employee has satisfied the conditions for payment). Seller will pay the first installment of the retention bonus under the Retention Agreements. Purchaser hereby agrees to assume Stockholders and/or Seller's obligation for the second installment due under the Retention Agreements entered into with respect to each Retention Employee hired by Purchaser as of the Closing Date; provided such employee
(i) satisfies each condition set forth in the Retention Agreement and (ii) is employed by Purchaser for the six months following the Closing Date.

         (d) Severance. Purchaser agrees to establish and maintain for a period one year after the Closing Date a severance policy which shall be identical to that maintained by Stockholder as of the date hereof; provided, however, such severance policy shall only apply to all employees of the Seller at the time of Closing who are not represented by the Union. Purchaser shall also offer to John Noblitt an agreement which provides severance benefits substantially similar to his current arrangement in effect with Seller.

         9.6 Transfer Taxes. Purchaser will be liable for all transfer, sales and use Taxes, if any, arising from the consummation of the transactions contemplated hereby; provided, however, that Seller will be liable for any transfer, sales and use Taxes related to the ownership and disposition of the Excluded Assets.

         9.7  Non-Compete.

         (a) As a significant inducement to Purchaser to enter into and to perform its obligations under this Agreement, Seller and Stockholder agree that, for a period of two years after the Closing Date, they will not anywhere in the United States, directly or indirectly, either for themselves or any other Person, compete with the Business; provided, however, that this Section 9.7 will not prohibit Seller or Stockholder from (i) acquiring up to 5% of the outstanding securities of any class of a corporation which is publicly traded, (ii) acquiring any business not more than the lesser of (A) 10% or (B) $5 million of the total revenue of which is derived from businesses or products which compete with the Business; or (iii) acquiring any business larger than that referred to in clause (ii) above but not more than the lesser of (A) 50% or
(B) $40 million of the total revenue of which is derived from businesses or products which compete with the Business (provided that (x) upon acquisition thereof such competing businesses are offered to be sold to the Purchaser at a price which is mutually agreeable to the Purchaser and the Stockholder (or, if the Purchaser desires to purchase such businesses but the parties cannot agree on price, at a price equal to the fair value of such businesses, as determined by a nationally recognized investment banking firm mutually acceptable to the Purchaser and the Stockholder) and (y) if the Purchaser does not desire to purchase such businesses, the Stockholder disposes of such competing businesses within 6 months following notification from the Purchaser that it does not desire to purchase such businesses).

         (b) If, at the time of enforcement of this Section 9.7, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area.

         (c) Seller and Stockholder agree that in the event of any breach of any provisions of this Section 9.7, Purchaser will have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's and Stockholder's obligations under this Section 9.7 not only by an action or actions for damages but also by an action or actions for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this
Section 9.7.

         (d) Each Party agrees that no portion of the Purchase
Price is being paid nor will be allocated to the agreement not-to-compete set forth in this Section 9.7.

         9.8 Transaction Expenses. Each of the Parties will be responsible for all costs and expenses incurred by such Party in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents.

         9.9 Further Assurances. From and after the Closing, the Seller will execute all documents and take any other action which it is reasonably requested to execute or take to further effectuate the transactions contemplated by the Transaction Documents.

         9.10 Announcements. Prior to the Closing, the Purchaser will not make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of the Seller as to the timing and content of such announcement (which approval the Seller may not unreasonably withhold or delay). Neither the Seller nor the Stockholder will make any public announcement of or regarding the transactions contemplated by this Agreement without the prior approval of the Purchaser as to the timing and content of such announcement (which approval the Purchaser may not unreasonably withhold or delay); provided that the Stockholder may, without the Purchaser's approval, make a public announcement with respect to the transactions contemplated by this Agreement to the extent required by law or by obligations pursuant to any listing agreement with any securities exchange so long as prior to making any such public announcement the Stockholder gives the Purchaser the opportunity to review and comment upon the contents thereof.

         9.11 Property Taxes and FICA.

         (a)  FICA.  The alternative procedure established in
Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, relating to employment tax returns and statements shall be adopted by the Purchaser and the Seller for Transferred Employees. The Seller shall, in a timely fashion, furnish the Purchaser with the information it needs to comply with this procedure.

         (b) Property Taxes. Real and personal property Taxes relating to the Acquired Assets for a taxable period that includes the Closing Date shall be pro rated between the Seller and the Purchaser according to the number of days in such taxable period on or before the Closing Date and the number of days in such taxable period after the Closing Date. The period to which a Tax paid in advance or paid in arrears relates shall be determined under applicable federal, state and local Tax law.

         9.12 Public Offering. In the event that Purchaser or Ampad Holding Corporation desire to file a registration statement under the Securities Act of 1933, as amended, which requires financial information of Seller for pre-Closing periods, Seller and Stockholder will, and will permit their accountants to, provide Purchaser with such financial information as Purchaser reasonably requests.

         9.13 Obsolete Inventory. The Seller shall have the right, at its sole cost and expense, upon reasonable notice to the Purchaser, at any time within 30 days of the Closing which is during normal business hours and is reasonably acceptable to the Purchaser, to take possession of all or any portion of the inventory of the Seller which is part of the Excluded Assets (the "Obsolete Inventory"). The Purchaser shall have the right to dispose of, for its own account and without any liability to the Seller whatsoever, any Obsolete Inventory which Seller does not take possession of within such 30-day period. Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall be permitted to dispose of the Obsolete Inventory to any Person (other than any competitor of the Purchaser or any Person that is a customer of the Purchaser or the Business as of the Closing Date or is a wholesaler or distributor who services any such customer), so long as the Seller disposes of such inventory in a manner which could not reasonably be expected to have a material adverse effect on the Purchaser or the Business.


                                ARTICLE 10

                             OTHER AGREEMENTS

         10.1 Termination.  This Agreement may be terminated:

         (a) at any time prior to the Closing by mutual agreement of the Purchaser and the Seller,

         (b) by the Purchaser, at any time when any Party other than the Purchaser is in breach of any of its material obligations pursuant to this Agreement or if any representation or warranty of any Party other than the Purchaser is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of the Purchaser set forth in any Transaction Document),

         (c) by the Seller, at any time when the Purchaser is in breach of any of its material obligations pursuant to this Agreement or if any representation or warranty of the Purchaser is false or misleading in any material respect (provided that such condition is not the result of any breach of any covenant, representation or warranty of a Party other than the Purchaser set forth in any Transaction Document), or

         (d) by the Purchaser or the Seller, at any time after July 15, 1994, if the Closing has not then occurred.

Any termination of this Agreement pursuant to any of clauses 10.1(b) through (d) will be effected by written notice from the terminating Party to the Purchaser (if the Seller is the terminating Party) or the Seller (if the Purchaser is the terminating Party). Any termination of this Agreement pursuant to clause 10.1(b) or (c) will not terminate the liability of any Party for any breach or default of any representation, warranty, covenant or other agreement set forth in any Transaction Document which exists at the time of such termination (other than a breach of a representation or warranty which has been supplemented or amended to cure such breach prior to the time of termination).

         10.2 Remedies. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

         10.3 Consent to Amendments. No waiver, amendment, modification or supplement of this Agreement will be binding upon any Party unless such waiver, amendment, modification or supplement is set forth in writing and is executed by such Party. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any Party.

         10.4 Successors and Assigns. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties will bind and inure to the benefit of the respective successors and assigns of the Parties, whether so expressed or not, except that neither this Agreement or any of the rights, interests or obligations hereunder may be assigned by the Seller without the Purchaser's prior written consent. The Purchaser may (at any time prior to the Closing), in whole or in part assign its rights pursuant to this Agreement to one or more of its Affiliates, and the Purchaser may, direct the Seller to convey the Acquired Assets, in whole or in part, to one or more of the Purchaser's Affiliates; provided, however, that in such event the Purchaser shall remain fully liable for the fulfillment of all of its obligations hereunder. Furthermore, the Purchaser may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to the Purchaser or any of its Affiliates.

         10.5 Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

         10.6 Notices. All demands, notices, communications and reports provided for in this Agreement will be in writing and will be either personally delivered, sent by telecopier, with receipt requested or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending Party pursuant to the provisions of this
Section 10.6.

         If to the Seller:

         SCM Office Supplies, Inc.
         c/o Smith Corona Corporation
         65 Locust Avenue
         New Canaan, CT 06840
         Attn:  Mr. Thomas C. DeFazio
         Telecopier No. (206) 972-4226

         If to Stockholder:

         Smith Corona Corporation
         65 Locust Avenue
         New Canaan, CT  06840
         Attn:  Thomas C. DeFazio
         Telecopier No. (203) 972-4226

         with a copy, which will
         not constitute notice to
         the Seller or the Stockholder, to:

         Winthrop, Stimson, Putnam & Roberts
         Financial Centre
         695 East Main Street
         Post Office Box 6760
         Stamford, CT 06940-6760
         Attn:  G. William Sisley, Esq.
         Telecopier No. (203) 965-8226


         If to the Purchaser:

         Ampad Corporation
         17304 Preston Road, Suite 700
         Dallas, TX 75252-5613
         Attn:  Gregory Benson
         Telecopier No. (214) 733-6299


         with a copy, which will
         not constitute notice
         to the Purchaser, to:

         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, Illinois  60601
         Attn:  James L. Learner
         Telecopier No. (312) 861-2200


Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally or by telecopier, or on the business day after deposit with a reputable overnight courier service, as the case may be.

         10.7 Severability of Provisions. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

         10.8 Schedules and Exhibits. The Schedules and Exhibits constitute a part of this Agreement and are incorporated into this Agreement for all purposes. If and to the extent that any information required to be furnished in any particular Schedule is contained in any other Schedule attached hereto, such information shall be deemed to be included in each Schedule to which it is applicable, whether or not an explicit cross-reference appears, provided that the applicability of such information to the Schedule from which it is missing is readily apparent from its disclosure in such other Schedule.

         10.9 Counterparts.  The Parties may execute this
Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

         10.10 No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement.

         10.11 Headings. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

         10.12 Merger and Integration. Except as otherwise provided in this Agreement, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement.

         10.13 Allocation of Purchase Price. The allocation of the Purchase Price among the Acquired Assets shall be made in accordance with Section 1060 of the Code and applicable Treasury Regulations thereunder. The fair market value of the Acquired Assets shall be determined jointly by the Purchaser and the Seller reasonably and in good faith through arm's-length negotiations, and such determination shall be used by the parties in allocating the Purchase Price and in preparing (a) Form 8594, Asset Acquisition Statement, for each of the Purchaser and the Seller, and (b) all Tax Returns. Each of the Purchaser and the Seller shall file Form 8594, prepared in accordance with this Section, with its federal income Tax Return for its Tax period including the Closing Date.

         10.14 Bulk Sales Law. The Parties agree to waive compliance with any bulk sales laws adopted by each of the jurisdictions in which Acquired Assets are located to the extent, if any, that such laws are applicable to the Sale.

                        *      *     *     *     *
         IN WITNESS WHEREOF, the Parties have executed this Asset
Purchase Agreement as of the date first written above.


    AMPAD CORPORATION


    By:___________________________

    Its:__________________________



    SCM OFFICE SUPPLIES, INC.


    By:___________________________

    Its:__________________________



    SMITH CORONA CORPORATION


    By:___________________________

    Its:__________________________

                                                       EXHIBIT  A

                   TRADEMARK LICENSE AGREEMENT



          AGREEMENT made this         day of              1994,
by and between SCM Office Supplies, Inc., a Delaware corporation, having its principal place of business at 2409 W. Second Street, P.O. box 338, Marion, IN 47952 (hereinafter referred to as "O.S.I."), and Ampad Corporation, a Massachusetts corporation, having its principal place of business at 17304 Preston Road, Suite 700, Dallas TX 75252-5613 (hereinafter referred to as "Ampad").
          NOW, THEREFORE, in consideration of the mutual undertakings and agreements set forth below, the parties hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS

          1.1 The term "Licensed Trademarks" means the trademarks listed on Schedule A attached hereto.
          1.2 The term "Products" means the products listed on Schedule B attached hereto.

                           ARTICLE II
                             GRANTS

          2.1 O.S.I. hereby grants to Ampad a worldwide, exclusive, royalty-free license to use the Licensed Trademarks in connection with the manufacture, advertising, marketing, distribution and sale of Products.
          2.2. Ampad agrees that it will not use either of the Licensed Trademarks as a trade name.
          2.3 Ampad shall have the right to use the Licensed Trademarks in combination or association with other names and marks owned or used by Ampad. The use of such other names and marks shall inure to the sole benefit of Ampad, and Ampad shall retain all rights in such other names and marks, but shall not retain any rights whatsoever to the combination or association of such Licensed Trademarks with such other names and marks.

                           ARTICLE III
                         QUALITY CONTROL

          3.1 Ampad shall maintain quality standards for all Products in connection with which Ampad uses the Licensed Trademarks that are at least substantially equivalent to the quality standards maintained by O.S.I. in connection with the Products prior to the effective date of this Agreement.
          3.2 Upon reasonable request from O.S.I., Ampad shall provide O.S.I. with access to the Products at Ampad's premises or elsewhere to enable O.S.I. to determine whether Ampad is maintaining the quality standards set forth in Section 3.1.

                           ARTICLE IV
              PROTECTION OF THE LICENSED TRADEMARKS

          4.1 Ampad acknowledges that O.S.I. is the owner of the Licensed Trademarks for the Products and that all use of the Licensed Trademarks by Ampad under this Agreement shall inure to the benefit of O.S.I. Ampad acknowledges that it is not acquiring any interest or right in the Licensed Trademarks apart from the rights set forth in this Agreement. Ampad will not contest or deny the validity of the Licensed Trademarks or the title of O.S.I. thereto, register or attempt to register the Licensed Trademarks, or in any way assist others in so doing. Upon termination of this agreement, Ampad shall forthwith discontinue entirely all use of the Licensed Trademarks and all rights granted according to the terms of this Agreement shall revert to O.S.I., provided, however, that Licensee shall have the right to continue to use the Licensed Trademarks for a reasonable period of time, not to exceed six (6) months to sell off or use up its then existing inventory or supply of Products and materials bearing the Licensed Trademarks, and to make appropriate changes in signs, stationery, telephone directory listings, trade name filings and the like.
          4.2 Ampad agrees not to use at any time during the term of this Agreement or thereafter any other word, trademark, brand name, trade name, symbol, design or the like which is confusingly similar to the Licensed Trademarks. Ampad will not take any action which will harm or prejudice the Licensed Trademarks or O.S.I.'s rights therein.

                            ARTICLE V
                   REPRESENTATION AND WARRANTY

          5.1 O.S.I. represents and warrants that it has sufficient rights with respect to the Licensed Trademarks to grant the license hereunder, but only as to the United States of America.
          5.2 O.S.I. represents and warrants that within the past ten (10) years it has not received any notice of infringement with respect to the use of the Licensed Trademarks in connection with the manufacture, advertising, marketing, distribution and sale of Products.

                           ARTICLE VI
               TERM, CANCELLATION AND TERMINATION

          6.1 The term of this Agreement shall commence on the date hereof and continue uninterrupted unless and until one or more of the following events shall occur:
               (i)  Ampad shall give O.S.I. Notice of
termination;
               (ii) Default by Ampad in the performance of sections 2.2, 3.1, 3.2, 4.1, 4.2, 7.1 (ii) or 7.1 (iii) of this
Agreement which is not cured and continues for sixty (60) days after receipt of written notice from O.S.I. of such default; or
               (iii) Filing by or against Ampad of a petition in bankruptcy or the making of an assignment for the benefit of creditors.
                (iv) The failure of Ampad to use the Licensed Trademarks for two (2) consecutive years.

                           ARTICLE VII
               TRADEMARK INFRINGEMENT PROCEEDINGS

          7.1 Ampad will promptly notify O.S.I. of any actual or, to their knowledge, threatened infringement of either of the Licensed Trademarks; and
                    (i)  O.S.I. may, acting in its sole
discretion, elect to bring proceedings against such infringer at its own expense, but if it does not or is unwilling so to do, then it shall notify Ampad and Ampad may at its own expense and, insofar as the law so permits, in its own name or in the name of O.S.I. undertake proceedings against any such infringer on terms that all costs and expenses shall be borne solely by Ampad. In such an event, Ampad shall retain the entire amount of any judgment. O.S.I. hereby consents, upon Ampad's consent, to be joined as a necessary party in any such action.
                    (ii) If Ampad commences infringement
proceedings pursuant to this paragraph, it will not abandon prosecution of such proceedings before final adverse judgment rendered by a court of last resort, without first offering O.S.I. the opportunity, at its own expense, to take over the conduct of such proceedings.
                    (iii) If Ampad commences infringement
proceedings pursuant to this paragraph, it will not settle any such proceeding without the consent of O.S.I., which consent will not be unreasonably withheld.
                    (iv) If in any infringement action commenced by Ampad pursuant to this paragraph, the infringer pleads or brings proceedings for revocation or otherwise alleges or pleads that the Licensed Trademarks or any of them or any of the claims thereof are invalid, then Ampad will notify O.S.I. of such infringement by the infringer, and O.S.I. may, upon notification to Ampad within twenty (20) days of being notified of such infringement by Ampad, take over, at its own cost, the sole responsibility for the conduct of the action.
                    (v)  Each party will at the request and
expense of any other party give all reasonable assistance to such other party if such other party is engaged in proceedings to enforce any of the Licensed Trademarks, provided that no party need undertake any special work or extra staff so to assist such other party but, if it is willing to do so and is so requested by such other party, may in such case require that such other party meets the reasonable cost of so doing.

                          ARTICLE VIII
                        NON ASSIGNABILITY

          8.1. Subject to O.S.I.'s prior written approval, which approval shall not be unreasonably withheld, this Agreement may be assigned or transferred by Ampad to a non-competitor of Smith Corona Corporation as part of the sale of all or substantially all of Ampad's assets or business. Ampad shall notify O.S.I. of any such intended assignment or transfer and, unless O.S.I. notifies Ampad within ten (10) days of its objection to such an assignment or transfer, O.S.I. shall be deemed to have given its approval to such assignment or transfer. This Agreement may be assigned by O.S.I.

                           ARTICLE IX
                          MISCELLANEOUS

          9.1 Section 5.1 shall survive any expiration or termination of this Agreement.

                            ARTICLE X
                             NOTICES

          10.1 All notices which are required or may be given
pursuant to the terms of this Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, or sent by overnight delivery service as
follows:
     If to Ampad:             Ampad Corporation
                              17304 Preston Road
                              Suite 700
                              Dallas, TX 75252-5613
                              Telecopier: (214) 733-6299
                              Attention: Gregory Benson
     With a copy to:          Kirkland & Ellis
                              200 East Randolph Drive
                              Chicago, IL 60601
                              Telecopier: (312) 861-2200
                              Attention:  James L. Learner
                              (which will not constitute
                               Notice to Ampad)


     If to O.S.I.:            SCM Office Supplies, Inc.
                              c/o Smith Corona Corporation
                              65 Locust Avenue
                              New Canaan, CT 06840
                              Telecopier: (203) 972-4226
                              Attention: Thomas DeFazio
     With copies to:          Winthrop, Stimson, Putnam & Roberts
                              Financial Centre
                              695 East Main Street
                              P.O. Box 6760
                              Stamford, CT 06904-6760
                              Telecopier: (203) 965-8226
                              Attention:  G. William Sisley
                              (which will not constitute
                               Notice to O.S.I.)

                              Malina & Wolson
                              60 East 42nd Street
                              New York, NY 10165-0501
                              Telecopier: (212) 983-8421
                              Attention:  Milton Wolson
                             (which will not constitute
                              Notice to O.S.I.)

Any of the addresses or addressees set forth above may be changed from time to time by written notice from the party requesting the change.
          Such notices and other communication shall for all purposes of this Agreement be treated as being effective immediately if delivered personally, or three (3) days after mailing by certified or registered mail, return receipt requested, first class postage, prepaid, or one (1) day after deposit for delivery by an overnight delivery service.

                           ARTICLE XI
                     ALTERATIONS AND WAIVERS

          11.1 The waiver, amendment or modification of an provision of this Agreement or any right, power or remedy hereunder, whether by agreement of the parties or by custom, course of dealing or trade practice, shall not be effective unless in writing and signed by the party against whom enforcement of such waiver, amendment or modification is sought. No failure or delay by either party in exercising any right, power or remedy with respect to any of the provisions of this Agreement shall operate as a waiver of such provisions with respect to such occurrences.

                           ARTICLE XII
                          GOVERNING LAW

          12.1 This Agreement shall be construed, governed and enforced in accordance with the laws of the State of New York.


                          ARTICLE XIII
                          SEVERABILITY

          13.1 In the event any provision of this Agreement or the application of any such provision shall be held to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. The remaining provisions of this Agreement shall remain in full force and effect, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall use their best efforts to replace the provisions that is contrary to law with a legal one approximating, to the extent possible, the original intent of the parties.

                           ARTICLE XIV
                  NO THIRD-PARTY BENEFICIARIES

          14.1 Nothing contained in this Agreement shall be construed to give any person other than Licensor and Licensee any legal or equitable right, remedy or claim under or with respect to this Agreement.

                           ARTICLE XV
                INTERACTION AND ENTIRE AGREEMENT

          15.1 This Agreement sets forth the entire understanding between the parties as to the subject matter hereof, supersedes all previous and contemporaneous written or oral negotiations, commitments, understandings, and agreements relating to the subject matter hereof, and merges all prior and contemporaneous discussions between the parties. No party shall be bound by any definition, condition, representations, warranty, covenant or provision other than as contained herein.

                           ARTICLE XVI
                    COUNTERPARTS AND HEADINGS

          16.1 For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect meaning or interpretation.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                                   SCM OFFICE SUPPLIES, INC.
                              By:
                                   ------------------------
                           Title:
                                   ------------------------

                                   AMPAD CORPORATION

                              By:
                                   ------------------------
                           Title:
                                   ------------------------

                                SCHEDULE  A


Schedule A to Exhibit A to the Asset Purchase Agreement contains the following graphic image:

Three black vertical bars in a horizontal pattern, each bar containing a white letter so that the three together spell "SCM."

                                SCHEDULE  B



               Electrostatic copy papers, adding machines tapes, memo pads, writing tablets, stenographer notebooks, notebook paper, legal pads, ruled paper, memo fillers and tablets, scratch pads, typing paper, wirebound notebooks, theme books for notebook portfolios, printing paper, index cards, poster boards, envelopes, business paper, business envelopes, data processing forms, hanging folders, tabs and inserts, hanging folder frames, file folders, classification folders, expanding files and wallets, card guides, desk and easel pads, telephone message books and pads, facsimile paper, computer labels, cash register rolls, calculator and teletype rolls and credit card verification rolls

                                                        Exhibit B

                            GUARANTY AGREEMENT


    GUARANTY AGREEMENT (this "Guaranty Agreement") dated as of [
     ], 1994 made by SMITH CORONA CORPORATION, a Delaware corporation (the "Guarantor"), in favor of AMPAD CORPORATION, a Massachusetts corporation ("Ampad").


                                WITNESSETH:

    WHEREAS, the Guarantor is the legal and beneficial owner of all of the issued and outstanding stock of SCM Office Supplies, Inc., a Delaware corporation ("OSI");
    WHEREAS, the Guarantor, OSI and Ampad have entered into an Asset Purchase Agreement (the "Purchase Agreement") dated as of June 8, 1994, pursuant to which, among other things, Ampad will purchase from OSI, and OSI will sell to Ampad, substantially all of the assets of OSI, all upon the terms and conditions set forth in the Purchase Agreement;
    WHEREAS, the Guarantor has agreed to guarantee the obligations of OSI under a Trademark License Agreement dated as of the date hereof by and between OSI and Ampad (the "License Agreement"); and
    WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement that the Guarantor execute and deliver this Guaranty Agreement to Ampad;
    NOW, THEREFORE, in order to induce Ampad to consummate the transactions contemplated by the Purchase Agreement and License Agreement, the Guarantor hereby agrees with Ampad as follows:

    1. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees the observance and performance, when and as due, of each and all of the obligations and liabilities of OSI under the License Agreement (all of the foregoing obligations and liabilities under the License Agreement being hereinafter called, collectively, the "Guaranteed Obligations" and, individually, a "Guaranteed Obligation").
    2. Manner of Performance. The parties hereby acknowledge and agree that the Guarantor's obligations under Section 1 are to be construed, interpreted, enforced, applied, observed or performed as fully as if (but only as fully as if) the Guarantor were jointly and severally liable with OSI for each and every one of the Guaranteed Obligations, and provided Ampad has complied with
Section 3 hereof.
    3. Notice to the Guarantor. The Guarantor hereby agrees that if any Guaranteed Obligation is not observed or performed, as the case may be, when and as due, and if Ampad shall notify the Guarantor of such non-performance, the Guarantor shall cause OSI to promptly observe or perform or the Guarantor will promptly observe or perform, as the case may be, such Guaranteed Obligation.
    4. Absoluteness of Guaranty.  Subject to the provisions of
Section 7 hereof, the obligations of the Guarantor under this Guaranty Agreement shall be absolute and unconditional, present and continuing, irrespective of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of or termination of the existence of OSI, or any circumstance which might constitute a legal or equitable discharge of a guarantor; it being agreed that the obligations of the Guarantor under this Guaranty Agreement shall not be discharged except by observance or performance as herein provided.
    5. Guaranty Not Affected. The Guarantor hereby consents and agrees that, at any time and from time to time:
         (a) the time, manner, place and/or terms and conditions of observance or performance of all or any of the Guaranteed Obligations may be extended, amended, modified or changed pursuant to agreement between OSI and Ampad;
         (b) the time for performance of or compliance with any term, obligation, covenant or agreement on the part of OSI to be performed or observed by OSI under the License Agreement may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to; and
         (c) the License Agreement may be amended or modified in any respect by the parties thereto, all in such manner and upon such terms as the parties thereto may deem proper, and without notice to or further assent from the Guarantor, and all without affecting this Guaranty Agreement or the obligations of the Guarantor hereunder, which shall continue in full force and effect until all of the Guaranteed Obligations and all obligations of the Guarantor hereunder shall have been fully observed and performed.
    6. Reinstatement. This Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, if at any time observance or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Ampad upon the insolvency, bankruptcy or reorganization of OSI, all as though such observance or performance has not been made.
    7. Guarantor's Rights. By their acceptance of this Guaranty, Ampad agrees that, notwithstanding any other provision of this Guaranty Agreement, the Guarantor shall have the right to avail itself of (a) any and all defenses to and valid setoffs, counterclaims and claims of recoupment against any or all of the Guaranteed Obligations that may at any time be available to the Guarantor, OSI or any other person or entity and (b) any and all other defenses, whether arising under any statute or at law or in equity, available to the Guarantor as a defense against or reduction of any or all of its liabilities or obligations hereunder; provided, however, such defenses, setoffs, counterclaims, claims of recoupment and other defenses shall only be available to the Guarantor to the extent they would have been available to the Guarantor if the Guarantor were a party to the License Agreement with joint and several liability for the obligations of OSI thereunder.
    8. Representations. The Guarantor represents and warrants that:
         (a) The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate right, power and authority to execute, deliver and perform this Guaranty Agreement. This Guaranty Agreement is the legal, valid and binding obligation of the Guarantor, and is enforceable against the Guarantor in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, as well as general principles of equity limiting the availability of the remedy of specific performance.
         (b) The execution and delivery by the Guarantor of this Guaranty Agreement and the performance by the Guarantor of its obligations hereunder have been duly authorized by all the necessary corporate action of the Guarantor and do not and will not violate any provision of the Certificate of Incorporation or By-laws of the Guarantor or any judgment, order, decree, law or regulation applicable to the Guarantor or do not and will not (i) result in the breach of, or constitute a default under, or require any consent (other than any consent which has been obtained) under any agreement or instrument to which the Guarantor is a party or by which the Guarantor or any of its properties may be bound or affected or (ii) result in the creation or imposition of any lien, charge, claim or encumbrance of any nature upon any of the assets of the Guarantor.
         (c) No authorization, consent or approval of or notice to any federal, state or local governmental body or regulatory or supervisory authority, or any third party, is required in connection with the execution, delivery and performance by the Guarantor of this Guaranty Agreement.
         (d) No action, suit or other proceeding is pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit, or which could in any way affect, the performance of the Guarantor's obligations contemplated by this Guaranty Agreement.
    9. No Waiver; Amendments, Etc. No failure or delay on the part of Ampad in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No amendment, modification, termination or waiver of any provision of this Guaranty Agreement, nor consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Ampad, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to further notice or demand in similar or other circumstances.
    10. Continuing Effect; Assignment. This Guaranty Agreement is a continuing guaranty and (a) shall remain in full force and effect until observance and performance in full of the Guaranteed Obligations, (b) shall be binding upon the Guarantor, its successors and assigns, and (c) shall inure to the benefit of, and be enforceable by, Ampad and its successors and assigns. The Guarantor may not assign or otherwise transfer or delegate the performance of any of its obligations under this Guaranty Agreement.
    11. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally or sent by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally or one (1) business day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the other in writing in accordance herewith.

    If to Ampad, to:

    Ampad Corporation
    17304 Preston Road, Suite 700
    Dallas, TX 75252-5613
    Attn: Mr. Gregory Benson
    Telecopier No.: (214) 733-6299

    with a copy, which will not constitute notice to Ampad, to:

    Kirkland & Ellis
    200 East Randolph Drive
    Chicago, IL 60601
    Attn: James L. Learner, Esq.
    Telecopier No.: (312) 861-2200


    If to the Guarantor, to:

    Smith Corona Corporation
    65 Locust Avenue
    New Canaan, CT 06840
    Attn: Mr. Thomas C. DeFazio
    Telecopier No.: (203) 972-4226

    with a copy, which will not constitute notice to the Guarantor, to:

    Winthrop, Stimson, Putnam & Roberts
    Financial Centre
    695 East Main Street
    Post Office Box 6760
    Stamford, CT 06904-6760
    Attn: G. William Sisley, Esq.
    Telecopier No.: (203) 965-8226

    12. Severability. The invalidity of any one or more phrases, sentences, clauses, paragraphs, subsections or sections hereof shall not affect the remaining portions of this Guaranty Agreement, or any part thereof, all of which are inserted conditionally on their being held valid in law and in the event that one or more of the phrases, sentences, clauses, paragraphs, subsections or sections contained herein should be invalid, or should operate to render this Guaranty Agreement invalid, this Guaranty Agreement shall be construed as if such invalid phrase or phrases, sentence or sentences, clause or clauses, paragraph or paragraphs, subsection or subsections or section or sections had not been inserted.
    13. Governing Law. This Guaranty Agreement and all rights hereunder shall in all respects be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles of conflicts of law.
    14. Entire Agreement. This Guaranty Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties hereto with respect to its subject matter. There are no representations, promises, warranties, covenants or undertakings other than as expressly set forth herein or therein. This Guaranty Agreement supersedes all prior agreements and understandings between the parties hereto with respect to its subject matter.
    15. Headings. The Section headings contained in this Guaranty Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Guaranty Agreement.




    IN WITNESS WHEREOF, the Guarantor has duly executed this Guaranty Agreement as of the date first written above.


                                       SMITH CORONA CORPORATION

                                  By:
                                       ------------------------
                                  Name:
                                  Title:


                                       AMPAD CORPORATION

                                  By:
                                       ------------------------
                                  Name:
                                  Title:




                          Supplement to Form 8-K

    Pursuant to Item 601(b)2 of Regulation S-K, the
Schedules to the preceding Asset Purchase Agreement have not been filed herewith. The following Schedules have been omitted:

    1.) Purchaser/Brokerage Schedule - a claim for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Asset Purchase Agreement.

    2.) Affiliated Transactions Schedule - any agreement, contract, commitment or transaction between the Seller and any officer, director, stockholder or affiliate of the Seller and any material interest in any material property used by the Seller which an officer, director, stockholder or affiliate of the Seller holds.

    3.) Asset Schedule - nothing listed.

    4.) Assumed Liabilities Schedule - certain liabilities assumed by the Purchaser under the Asset Purchase Agreement.

    5.) Brokerage Schedule - claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Asset Purchase Agreement based on any arrangement or agreement which may be binding upon the Seller.

    6.) Capitalization Schedule - nothing listed.

    7.) Compliance Schedule - nothing listed.

    8.) Consents Schedule - consents required by the Seller to consummate the transactions contemplated by the Asset Purchase
Agreement.

    9.) Contracts Schedule - certain material contracts to which the Seller was a party.

    10.) Developments Schedule - entities to whom confidential information was disclosed.

    11.) Employees Schedule - a possible labor relations concern.

    12.) Employee Benefits Schedule - all employee plans maintained or contributed to on behalf of the Seller's employees at the time of the closing of the Asset Purchase Agreement.

    13.) Environmental Indemnity Schedule - matters with respect to which the Seller and the Stockholder will indemnify the Purchaser relating to environmental matters.

    14.) Environmental Matters Schedule - certain environmental matters of which Purchaser wished to be made aware of.

    15.) Financial Statements Schedule - nothing listed.

    16.) Inventory Valuation Schedule - the manner in which inventory was to be valued in connection with the purchase.

    17.) Litigation Schedule - actions, suits, proceedings, orders, investigations or claims pending against or affecting
Seller or the business.

    18.) Organization Schedule - jurisdiction in which the Seller is qualified to do business.

    19.) Permits Schedule - permits, licenses, etc. held by the Seller.

    20.) Proprietary Rights Schedule - intellectual property owned by or licensed to the Seller.

    21.) Real Estate Schedule - owned and leased real estate.

    22.) Receivables Schedule - the details of a potential set-off relating to a receivable being transferred to the Purchaser.

    23.) Taxes Schedule - an exception to the representations made relating to tax matters by the Seller.

    24.) Warranties Schedule - a potential warranty claim against the Seller.

    Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.